UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934

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☐ Soliciting Material Pursuant to Rule §240.14a-12

MOBILE MINI, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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7420 South Kyrene Road

Suite 101

Tempe, Arizona 85283

Dear Fellow Stockholder:

You are cordially invited to attend the 2014 Annual Meeting of Stockholders of Mobile Mini, Inc. on April 30, 2014 at 11:00 a.m., local time. The meeting will be held at the Embassy Suite Hotel, Ballroom B, 4400 South Rural Road, in Tempe, Arizona.

This year, we are pleased to be again using the U.S. Securities and Exchange Commission rule that allows companies to furnish proxy materials over the Internet. We believe that this delivery process expedites stockholders’ receipt of proxy materials, while conserving natural resources and reducing the costs of printing and distributing our proxy materials. On or about March 21, 2014, we made available to our stockholders of record as of such date a Notice of Internet Availability of Proxy Materials containing instructions on how to access our 2014 Proxy Statement and Annual Report to Stockholders for the fiscal year ended December 31, 2013 and to vote using the Internet. The Notice also includes instructions on how you can receive a paper copy of your proxy materials, including the Annual Report to Stockholders, the Notice of 2014 Annual Meeting of Stockholders, the 2014 Proxy Statement, and a proxy card. If you receive your proxy materials by mail, the Annual Report to Stockholders, the Notice of 2014 Annual Meeting, the 2014 Proxy Statement, and a proxy card will be enclosed. If you receive your proxy materials via e-mail, the e-mail will contain voting instructions and links to the Annual Report to Stockholders and the 2014 Proxy Statement via the Internet, both of which are available at www.proxyvote.com.

The matters to be acted upon are described in the Notice of 2014 Annual Meeting of Stockholders and Proxy Statement. Following the formal business of the meeting, we will report on our company’s operations and respond to questions from stockholders. Directors and officers are also expected to be available at the meeting to speak with you.

Whether or not you plan to attend the meeting, your vote is very important and we encourage you to vote promptly. You may vote your shares via a toll-free telephone number or over the Internet, or, if you received paper copies of the proxy materials by mail, you can also vote by mail by following the instructions on the proxy card. If you do attend the meeting, you will, of course, have the right to revoke the proxy and vote your shares in person. If you hold your shares through an account with a broker, nominee, fiduciary or other custodian, please follow the instructions you receive from them to vote your shares.

On behalf of the Board of Directors, I would like to express our appreciation for your continued interest in Mobile Mini.

Sincerely,

Erik Olsson

President and Chief Executive Officer

NOTICE OF 2014 ANNUAL MEETING OF STOCKHOLDERS

DATE	Wednesday, April 30, 2014

TIME	11:00 a.m., local time

PLACE	The Embassy Suites Hotel Ballroom B 4400 South Rural Road Tempe, Arizona 85282

ITEMS OF BUSINESS

• To elect two members of the Board of Directors to hold office for a three-year term and until their respective successors are elected and qualified;

• To ratify the appointment of KPMG LLP as our independent registered public accounting firm for the year ending December 31, 2014;

• To vote on an advisory (non-binding) resolution to approve the compensation of our Named Executive Officers (as defined in the Proxy Statement);

• To transact any other business that may properly come before the meeting and to approve any postponement or adjournments thereof.

RECORD DATE	You are entitled to vote if you were a stockholder of record at the close of business on March 7, 2014.

MATERIALS TO REVIEW	We are furnishing our proxy materials, including our 2014 Proxy Statement (the “Proxy Statement”), form of proxy card and Annual Report to Stockholders for the fiscal year ended December 31, 2013 (“2013 Annual Report”), to our stockholders via the Internet in lieu of mailing a printed copy of our proxy materials to each stockholder of record. You will not receive a printed copy of our proxy materials unless you request one. This Notice of 2014 Annual Meeting of Stockholders (“Notice of Annual Meeting”) and the accompanying Notice of Internet Availability of Proxy Materials contain instructions on how to access our proxy materials. The Notice of Internet Availability of Proxy Materials also provides instructions on how to vote and how to receive a paper copy of the proxy materials, including a proxy card, by mail.

PROXY VOTING	It is important that your shares be represented and voted at the Annual Meeting of stockholders to be held on Wednesday, April 30, 2014 (the “Annual Meeting”). You can vote your shares by completing and returning your proxy card or by voting via the Internet or by telephone, as described in the accompanying materials. If you attend the meeting, you may choose to vote in person even if you have previously voted your shares. See details under “Proxy Statement — Questions and Answers About the Annual Meeting and Voting — How Do I Vote” below.

By order of the Board of Directors,

Christopher J. Miner, Corporate Secretary

Tempe, Arizona

March 21, 2014

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Stockholders

to be Held on Wednesday, April 30, 2014: a complete set of proxy materials relating to the

Annual Meeting, consisting of this Notice of Annual Meeting and Proxy Statement, the 2013 Annual Report,

and a Proxy Card, is available via the Internet at www.proxyvote.com.

7420 South Kyrene Road

Suite 101

Tempe, Arizona 85283

PROXY STATEMENT

QUESTIONS AND ANSWERS ABOUT THE ANNUAL MEETING AND VOTING

Why did I receive these proxy materials?

We are providing these proxy materials in connection with the solicitation by the Board of Directors (the “Board”) of Mobile Mini, Inc., a Delaware corporation (“Mobile Mini,” “we,” “us” or the “Company”), of proxies to be voted at our 2014 Annual Meeting of Stockholders (the “Annual Meeting”) and at any adjournment or postponement thereof.

You are invited to attend the Annual Meeting, which will take place on April 30, 2014, beginning at 11:00 a.m., local time, at the Embassy Suites Hotel, Ballroom B, 4400 South Rural Road, in Tempe, Arizona.

The Notice of 2014 Annual Meeting (the “Notice of Annual Meeting”) and Proxy Statement and form of proxy card or voting instruction card were first made available to stockholders starting on or about March 21, 2014.

Who is entitled to vote at the Annual Meeting?

Only stockholders of record at the close of business on March 7, 2014, are entitled to receive the Notice of Annual Meeting and to vote their shares at the Annual Meeting. As of that date, there were 46,750,122 shares of the Company’s common stock outstanding. The common stock votes on the basis of one vote for each share held.

What is the difference between holding shares as a stockholder of record and as a beneficial owner?

If your shares are registered in your name with Mobile Mini’s transfer agent, Wells Fargo, you are the “stockholder of record” of those shares. The Notice of Annual Meeting and Proxy Statement and any accompanying documents have been provided directly to you by Mobile Mini.

If your shares are held in a stock brokerage account or by a bank or other holder of record, you are considered the “beneficial owner” of those shares, and the Notice of Annual Meeting and Proxy Statement and any accompanying documents have been forwarded to you by your broker, bank or other holder of record. As the beneficial owner, you have the right to direct your broker, bank or other holder of record how to vote your shares by using the voting instruction card or by following their instructions for voting by telephone or via the Internet.

How do I vote?

You may vote using any of the following methods:

By mail

Complete, sign and date the proxy card or voting instruction card and return it in the prepaid envelope. If you are a stockholder of record and you return your signed proxy card but do not indicate your voting preferences, the persons named in the proxy card will vote the shares represented by your proxy card as recommended by the Board.

If you are a stockholder of record and you do not have the prepaid envelope, please mail your completed proxy card to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

By telephone or via the Internet

The telephone and Internet voting procedures established by Mobile Mini for stockholders of record are designed to authenticate your identity, allow you to give your voting instructions and confirm that those instructions have been properly recorded.

You can vote by calling the toll-free telephone number on your proxy card. Please have your proxy card available when you call. Easy-to-follow voice prompts will allow you to vote your shares and confirm that your instructions have been properly recorded. If you are located outside the U.S., Puerto Rico and Canada, see your proxy card for additional instructions.

The Web site for Internet voting is www.proxyvote.com. Please have your proxy card available when you go to the Web site. As with telephone voting, you can confirm that your instructions have been properly recorded. If you vote via the Internet, you also can request electronic delivery of future proxy materials.

Telephone and Internet voting facilities for stockholders of record will be available 24 hours a day until 11:59 p.m., Eastern Standard Time, on April 29, 2014.

The availability of telephone and Internet voting for beneficial owners will depend on the voting processes of your broker, bank or other holder of record. Therefore, we recommend that you follow the voting instructions in the materials you receive.

If you vote by telephone or via the Internet, you do not have to return your proxy card or voting instruction card.

In person at the Annual Meeting

Stockholders who attend the Annual Meeting may vote in person at the Annual Meeting. You may also be represented by another person at the Annual Meeting by executing a proper proxy designating that person. If you are a beneficial owner of shares, you must obtain a legal proxy from your broker, bank or other holder of record and present it to the inspectors of election with your ballot to be able to vote at the Annual Meeting.

Your vote is important. You can save us the expense of a second mailing by voting promptly.

What can I do if I change my mind after I vote?

If you are a stockholder of record, you can revoke your proxy before it is exercised by:

•	giving written notice to the Corporate Secretary of the Company;

•	delivering a valid, later-dated proxy, or a later-dated vote by telephone or via the Internet, in a timely manner; or

•	voting by ballot at the Annual Meeting.

If you are a beneficial owner of shares, you may submit new voting instructions by contacting your broker, bank or other holder of record.

All shares for which proxies have been properly submitted and not revoked will be voted at the Annual Meeting.

What shares are included on the proxy card?

If you are a stockholder of record, you will receive only one proxy card for all the shares you hold of record:

•	in certificate form; and

•	in book-entry form.

If you are a beneficial owner, you will receive voting instructions from your broker, bank or other holder of record.

What is “householding” and how does it affect me?

We have adopted a procedure, approved by the U.S. Securities and Exchange Commission (“SEC”), called “householding.” Under this procedure, stockholders of record who have the same address and last name and do not participate in electronic delivery of proxy materials will receive only one copy of the Notice of Annual Meeting, Proxy Statement and 2013 Annual Report, unless we are notified that one or more of these stockholders wishes to continue receiving individual copies. This procedure will reduce our printing costs and postage fees.

Stockholders who participate in householding will continue to receive separate proxy cards.

If you are eligible for householding, but you and other stockholders of record with whom you share an address currently receive multiple copies of this Notice of Annual Meeting and Proxy Statement and any accompanying documents, or if you hold Mobile Mini stock in more than one account, and in either case you wish to receive only a single copy of each of these documents for your household, please contact Broadridge Financial Solutions, Inc., Householding Department, 51 Mercedes Way, Edgewood, New York 11717 or call 1-800-542-1061.

If you participate in householding and wish to receive a separate copy of this Notice of Annual Meeting and Proxy Statement and any accompanying documents, or if you do not wish to continue to participate in householding and prefer to receive separate copies of these documents in the future, please contact Broadridge Financial Solutions, Inc. as indicated above.

If you are a beneficial owner, you can request information about householding from your broker, bank or other holder of record.

Is there a list of stockholders entitled to vote at the Annual Meeting?

The names of stockholders of record entitled to vote at the Annual Meeting will be available at the Annual Meeting and for ten days prior to the Annual Meeting for any purpose germane to the Annual Meeting, between the hours of 9:00 a.m. and 4:30 p.m., at our principal executive offices at 7420 South Kyrene Road, Suite 101, Tempe, Arizona, by contacting the Corporate Secretary of the Company.

What is a broker non-vote?

If you are a beneficial owner whose shares are held of record by a broker, you must instruct the broker how to vote your shares. If you do not provide voting instructions, your shares will not be voted on any proposal on which the broker does not have discretionary authority to vote. This is called a “broker non-vote.” In these cases, the broker can register your shares as being present at the Annual Meeting for purposes of determining the presence of a quorum, but will not be able to vote on those matters for which specific authorization is required under the rules of the New York Stock Exchange.

If you are a beneficial owner whose shares are held of record by a broker, your broker has discretionary voting authority under New York Stock Exchange rules to vote your shares on the ratification of KPMG LLP as our independent registered public accounting firm, even if the broker does not receive voting instructions from you. However, your broker does not have discretionary authority to vote on the election of Director nominees or the advisory vote on executive compensation discussed in this Proxy Statement without instructions from you, in which case a broker non-vote will occur and your shares will not be voted on these matters.

What is a quorum for the Annual Meeting?

The presence of the holders of stock representing a majority of the voting power of all shares of stock issued and outstanding as of the record date, represented in person or by proxy, is necessary to constitute a quorum for the transaction of business at the Annual Meeting. Your shares will be counted towards the quorum only if you submit a valid proxy (or one is submitted on your behalf by your broker) or if you vote in person at the Annual Meeting. Abstentions and broker non-votes will be counted as present for purposes of determining a quorum.

What are the voting requirements to elect the Director nominees and to approve each of the other proposals discussed in this Proxy Statement?

Proposal	Vote Required	Broker Discretionary Voting Allowed

Election of Directors	Majority of Votes Cast	No

Ratification of KPMG LLP	Majority of Votes Cast	Yes

Advisory Vote on Executive Compensation	Majority of Votes Cast	No

If you abstain from voting or there is a broker non-vote on any matter, your abstention or broker non-vote will not affect the outcome of such vote, because abstentions and broker non-votes are not considered to be votes cast.

Election of Directors

The affirmative vote of the majority of votes cast at the Annual Meeting is required to elect each Director. This means that the number of votes cast “FOR” a Director nominee must exceed the number of votes cast “AGAINST” such nominee. Abstentions and, if applicable, broker non-votes are not counted as votes “FOR” or “AGAINST” a Director nominee. Any Director nominee who does not receive a majority of votes cast “FOR” his or her election would be required to tender his or her resignation promptly following the failure to receive the required vote. The Nominating and Corporate Governance Committee (“Governance Committee”) would then be required to make a recommendation to the Board as to whether the Board should accept the resignation, and the Board would be required to decide whether to accept the resignation and to disclose its decision-making process. In the event of a contested Director election, i.e., the number of Director nominees exceeds the number of directors to be elected), the required vote would be a plurality of votes cast. See “Governance of the Company — Corporate Governance Report — 2013 in Review — Majority Voting” for additional details requiring our Majority Voting Policy.

Ratification of KPMG LLP

The votes cast “FOR” must exceed the votes cast “AGAINST” to approve the ratification of KPMG LLP as our independent registered public accounting firm. Abstentions are not counted as votes “FOR” or “AGAINST” this proposal.

Advisory Vote on Executive Compensation

The votes cast “FOR” must exceed the votes cast “AGAINST” to approve, on an advisory basis, the compensation of our Named Executive Officers (as defined herein). Abstentions and, if applicable, broker non-votes are not counted as votes “FOR” or “AGAINST” this proposal.

How will my shares be voted at the Annual Meeting?

At the Annual Meeting, the persons appointed by the Board (the persons named in the proxy card or, if applicable, their substitutes) will vote your shares as you instruct. If you sign your proxy card and return it without indicating how you would like to vote your shares, your shares will be voted as the Board recommends, which is:

1.	“FOR” the election of each of the Director nominees named in this Proxy Statement.

2.	“FOR” the ratification of the appointment of KPMG LLP as our independent registered public accounting firm for the 2014 fiscal year.

3.	“FOR” the approval, on an advisory basis, of the compensation of our Named Executive Officers.

Could other matters be decided at the Annual Meeting?

On the date this Proxy Statement went to press, we did not know of any matters to be raised at the Annual Meeting other than those referred to in this Proxy Statement (see the “Other Business” section of this Proxy Statement).

If you return your signed and completed proxy card or vote by telephone or via the Internet and other matters are properly presented at the Annual Meeting for consideration, the persons appointed as proxies by the Board will have the discretion to vote for you.

Can I access the Notice of Annual Meeting and Proxy Statement and the 2013 Annual Report via the Internet?

The Notice of Annual Meeting and Proxy Statement and the 2013 Annual Report are available via the Internet at www.proxyvote.com. Instead of receiving future proxy statements and accompanying materials by mail, most stockholders can elect to receive an e-mail that will provide electronic links to them. Opting to receive your proxy materials online will save us the cost of producing documents and mailing them to your home or business, and will also give you an electronic link to the proxy voting site.

Stockholders of Record: If you vote via the Internet at www.proxyvote.com, simply follow the prompts for enrolling in the electronic proxy delivery service. You also may enroll in the electronic proxy delivery service at any time in the future by going directly to www.proxyvote.com and following the enrollment instructions.

Beneficial Owners: You also may be able to receive copies of these documents electronically. Please check the information provided in the proxy materials sent to you by your broker, bank or other holder of record regarding the availability of this service.

Who will pay for the cost of this proxy solicitation?

Mobile Mini will pay the cost of soliciting proxies. Proxies may be solicited on our behalf by Directors, officers or employees in person or by telephone, electronic transmission and/or facsimile transmission, without additional compensation.

Who will count the votes?

Our Corporate Secretary and Chief Accounting Officer will tabulate the votes and act as inspectors of election.

When will the voting results be announced?

We will announce preliminary voting results at the Annual Meeting. We will report final results in a Current Report on Form 8- K filed with the SEC.

GOVERNANCE OF THE COMPANY

OVERVIEW

The following sections of this Proxy Statement provide an overview of Mobile Mini’s corporate governance structure and processes, including independence and other criteria we use in selecting Director nominees; our Board leadership structure; and certain responsibilities and activities of the Board and its Committees, including a summary of our 2013 governance activities. We also discuss how our stockholders and other stakeholders can communicate with our Directors.

Mobile Mini’s Board is committed to maintaining strong corporate governance principles and practices. Our governance structure and processes are based upon a number of key governance documents, including our Corporate Governance Guidelines and policies described below. These Guidelines were first adopted in 2004 to govern the operation of the Board and its Committees and to guide the Board and our executive management team in the execution of their responsibilities. The Guidelines are reviewed at least annually and are updated periodically in response to changing regulatory requirements, evolving practices, issues raised by our stockholders and other stakeholders and otherwise as circumstances warrant. As a result of this active engagement:

•	6 of the 8 directors are independent.

•	The roles of Chairman and CEO have been split.

•	The Chairman is an independent director.

•	No former CEO of the Company is a director.

•	The Board allowed the former stockholder rights plan (a so-called “poison pill”) to expire without renewing it.

•	The Company’s bylaws were amended in early 2014 to adopt a majority voting standard for the election of Directors.

•	The Board has stock ownership guidelines for directors. These were increased in 2014.

•	The Board has adopted stock ownership guidelines for officers. These were put into place in 2014.

•	The Audit, Compensation and Governance Committees are comprised solely of independent directors.

•	The Board has adopted an enhanced whistleblower policy to encourage reporting by employees of any allegations of impropriety.

•	The Audit Committee has adopted a policy restricting the hiring of current or former employees of our independent auditor. This was adopted in early 2014.

•

The Board has adopted an executive “clawback” policy to reclaim previously awarded compensation from executives who are found to have engaged in willful fraud or the intentional manipulation of performance measures. This was put into place in early 2014.

•	The Board and each Committee has authority to retain outside advisors.

•	The Compensation Committee’s outside advisor does not perform any other services for the Company and confirms its independence annually.

•	There are no interlocks among the Compensation Committee members.

•	The Board and each committee perform annual self-assessments.

•	Each Director attended at least 75% of the Board and Committee meetings of which they were a member.

The Board will continue to monitor corporate governance best practices and is committed to adopting policies that are in the best interests of the Company, its stockholders, employees and customers.

Our Corporate Governance Guidelines and the following additional materials relating to corporate governance at Mobile Mini are published on our Web site at: www.mobilemini.com under the “Corporate Governance” section of the “Investors” page.

•	Board of Directors — Background and Experience

•	Senior Management — Background and Experience

•	Board Committees — Current Members

•	Corporate Governance Documents:

¡	Code of Business Conduct and Ethics

¡	Supplemental Code of Ethics for Chief Executive Officer and Senior Financial Officers

¡	Executive Officer Clawback Policy

¡	Corporate Governance Guidelines

¡	Compensation Committee Charter

¡	Nominating and Corporate Governance Committee Charter

¡	Audit Committee Charter

We will provide copies of any of the above items, without charge, upon written request to our Corporate Secretary at Mobile Mini, Inc., 7420 South Kyrene Road, Suite 101, Tempe, Arizona 85283. The information on our Web site is not a part of this Proxy Statement.

GOVERNANCE INFORMATION

Director Qualification Standards and Review of Director Nominees

The Governance Committee makes recommendations to the Board regarding the size and composition of the Board. The Committee is responsible for screening and reviewing potential Director candidates and recommending qualified candidates to the Board for nomination. The Committee considers recommendations of potential candidates from current Directors, management and stockholders. Stockholders’ nominees for Directors must be made in writing and include the nominee’s written consent to the nomination and sufficient background information on the candidate to enable the Governance Committee to assess his or her qualifications. Nominations from stockholders must be addressed and must be received in accordance with the instructions set forth under “Requirements, Including Deadlines, For Submission of Stockholder Proposals and Nominees” later in this Proxy Statement in order to be included in the Proxy Statement relating to the next annual election of Directors.

Criteria for Board Membership

The Governance Committee is responsible for reviewing with the Board from time to time the appropriate skills and characteristics required of Board members in the context of the current size and make-up of the Board. This assessment includes issues of diversity and numerous other factors, such as work experience; understanding of and achievements in logistics, manufacturing, equipment leasing, technology, finance and sales and marketing; and other knowledge and experience relevant to Mobile Mini’s core businesses. These factors, and any other qualifications considered useful by the Governance Committee, are reviewed in the context of an assessment of the perceived needs of the Board when the Governance Committee recommends candidates to the Board for nomination. As a result, the priorities and emphasis that the Governance Committee, and the Board, places on various selection criteria may change from time to time to take into account changes in business and other trends, and the portfolio of skills and experience of current and prospective members. Therefore, while focused on the achievement and the ability of potential candidates to make a positive contribution with respect to such factors, the Governance Committee has not established any specific minimum criteria or qualifications that a nominee must possess. In addition, the Governance Committee, and the Board, is committed to considering candidates for the Board regardless of gender, ethnicity and national origin. We believe that the considerations and the flexibility of our nomination process have created Board diversity of a type that is effective for Mobile Mini.

Director Independence

With the assistance of legal counsel to the Company, the Board has determined that, other than Erik Olsson, who is our President and Chief Executive Officer, and Lawrence Trachtenberg, who provided services to us as a non-officer employee until February 28, 2012, each of the members of the Board is an “independent director” for purposes of the NASDAQ Listing Rules and Rule 10A-3(b)(1) under the Exchange Act of 1934, as amended (the “Exchange Act”), as the term applies to membership on the Board and the various committees of the Board. NASDAQ’s independence definition includes a series of objective tests, such as that the Director has not been an employee of the company within the past three years and has not engaged in various types of business dealings with the company. In addition, as further required by NASDAQ rules, our Board has made an affirmative subjective determination as to each independent director that no relationships exist which, in the opinion of the Board, would interfere with the exercise of independent judgment in carrying out the responsibilities of a Director. In making these determinations, the Board reviewed and discussed information provided by the Directors and us with regard to each Director’s business and personal activities as they may relate to Mobile Mini and Mobile Mini’s management. On an annual basis, each Director and executive officer is obligated to complete a Director and Officer Questionnaire that requires disclosure of any transactions with Mobile Mini in which the Director or officer, or any member of his or her family, have a direct or indirect material interest.

Based upon all of the elements of independence set forth in the NASDAQ rules and listing standards, the Board has determined that each of the following non-employee directors is independent and has no relationship with Mobile Mini, except as a Director and stockholder of the Company:

Jeffrey S. Goble Stephen A McConnell Sanjay Swani	James J. Martell Frederick G. McNamee, III Michael L. Watts

Board Leadership Structure

The Board recognizes that one of its key responsibilities is to evaluate and determine its optimal leadership structure so as to provide independent oversight of management. The Board understands that there is no single, generally accepted approach to providing Board leadership, and that given the dynamic and competitive environment in which we operate, the right Board leadership structure may vary as circumstances warrant. Our Corporate Governance Guidelines currently provide that the Board may select either a combined Chief Executive Officer and Chairman role or appoint a Chairman who does not also serve as Chief Executive Officer. We currently separate the roles of Chief Executive Officer and Chairman of the Board in recognition of the differences between the two roles. The Chief Executive Officer is responsible for setting the strategic direction for the Company and the day to day leadership and performance of the Company, while the Chairman of the Board provides guidance to the Chief Executive Officer and sets the agenda for Board meetings and presides over meetings of the full Board. The Board believes this leadership structure is optimal for the Company at the current time. The Board also believes that the current leadership structure provides independent oversight and management accountability through regular executive sessions of the independent directors that are mandated by our Corporate Governance Guidelines and which are chaired by the Chairman of the Board, as well as through a Board composed of a majority of independent directors.

In the event that our Chief Executive Officer is also the Chairman, our independent directors would elect a Lead Independent Director to be responsible for coordinating the activities of the other independent directors and perform various other duties. Mr. Watts served as our Lead Independent Director prior to his appointment as

Chairman of the Board on December 23, 2012. The general authority and responsibilities of a Lead Independent Director are established in our Corporate Governance Guidelines, which are posted on our Web site at www.mobilemini.com under the “Corporate Governance” section of the “Investors”  page.

Executive Sessions of Non-Employee Directors

Executive sessions of non-employee directors are held before or during each regularly scheduled meeting of our Board and at other times as necessary and are chaired by Mr. Watts. At these executive sessions, the non-employee directors review, among other things, the criteria upon which the performance of the Chief Executive Officer and other senior officers is evaluated, the performance of the Chief Executive Officer against such criteria, and the compensation of the Chief Executive Officer and other senior officers. These executive sessions also include meetings between members of the Audit Committee and the Company’s independent registered public accounting firm. Annual meetings are held from time to time with the Chief Executive Officer to discuss relevant subjects. The Board’s policy is to hold executive sessions without the presence of management, including the Chief Executive Officer.

The Board’s Role in Risk Oversight

Management is responsible for assessing and managing risk, subject to oversight by the Board. The Board executes its oversight responsibility for risk assessment and risk management directly and through its Committees, as follows:

•

The Audit Committee has primary responsibility for overseeing the Company’s enterprise risk management. The Company’s Chief Financial Officer, who works with the Audit Committee, facilitates this risk management in coordination with the Company’s General Counsel, as part of the Company’s strategic planning process. The Audit Committee’s meeting agendas throughout the year include discussions of the Company’s policies with respect to risk assessment and risk management, as well as review of contingent liabilities and risks that may be material to the Company and major legislative and regulatory developments which could materially impact the Company’s contingent liabilities and risks. In addition, the Audit Committee has responsibilities with respect to our compliance program. For additional information, see “— Board and Committee Membership — The Audit Committee” and “Proposal 2 — Ratification of Selection of Independent Registered Public Accounting Firm — Audit Committee Report” later in this Proxy Statement.

•

The Board’s other Committees — the Compensation Committee and the Governance Committee — oversee risks associated with their respective areas of responsibility. For example, the Compensation Committee considers the risks associated with our compensation policies and practices, with respect to both executive compensation and compensation generally. The Board is kept abreast of its Committees’ risk oversight and other activities via reports of the Committee Chairmen to the full Board. These reports are presented at every regular Board meeting and include discussions of Committee agenda topics, including matters involving risk oversight.

•

The Board considers specific risk topics, including risks associated with our strategic plan and proposed strategic initiatives, our capital structure, our development activities, our technology systems, and our disaster recovery plans. In addition, the Board receives regular reports from the members of our executive management — the heads of our principal corporate functions — that include discussions of the risks and exposures involved in their respective areas of responsibility. These reports are provided in connection with and discussed at Board meetings. Further, the Board is routinely informed of developments that could affect our risk profile or other aspects of our business.

Risk Considerations in our Compensation Programs

The Compensation Committee conducts an annual risk assessment of our compensation policies and practices for employees, including those related to executive compensation programs. As part of the risk assessment, the Compensation Committee reviews our compensation programs for certain design features that have been identified by experts as having the potential to encourage excessive risk-taking, such as compensation mix overly weighted toward annual incentives and unreasonable goals or thresholds. The Compensation Committee has determined that, for all employees, our compensation programs encourage our employees to take appropriate risks and encourage behaviors that enhance sustainable value creation in furtherance of the Company’s business, but do not encourage excessive risk. The Compensation Committee believes that because we closely link our variable compensation with attaining performance objectives, we are encouraging our employees to make decisions that should result in positive short-term and long-term returns for our business and our stockholders without providing an incentive to take unnecessary risks. The Compensation Committee, with the assistance of Pearl Meyer & Partners (“PM&P”), intends to continue, on an on-going basis, a process of thoroughly reviewing our compensation policies and programs to ensure that our compensation programs and risk mitigation strategies continue to discourage imprudent risk-taking activities.

Communications with the Board of Directors

Stockholders may communicate with the Board by writing to us at Mobile Mini, Inc., 7420 South Kyrene Road, Suite 101, Tempe, Arizona 85283, Attn: Corporate Secretary. Communications received in writing will be distributed to the Chairman of the Board or the Chairman of the appropriate Committee of the Board, depending on the facts and circumstances contained in the communication received. The Corporate Secretary has been instructed not to forward items that are deemed to be of a frivolous nature, unrelated to the duties and responsibilities of the Board or otherwise inappropriate for the Board’s consideration. In certain instances, the Corporate Secretary may forward such correspondence elsewhere in the Company for review and possible action or response.

Indemnification of Directors and Officers

As required by our Amended and Restated Certificate of Incorporation, as amended, and our Second Amended and Restated Bylaws (“Bylaws”), we indemnify our Directors and our elected officers to the fullest extent permitted by law so that they will be free from undue concern about personal liability in connection with their service to the Company. We also have entered into agreements with our Directors that contractually obligate us to provide this indemnification.

Mobile Mini’s Policies on Business Conduct and Ethics

All of our employees, including our Chief Executive Officer, Chief Financial Officer and Principal Accounting Officer, are required to abide by our Code of Business Conduct and Ethics to ensure that our business is conducted in a consistently legal and ethical manner. These policies form the foundation of a comprehensive process that includes compliance with corporate policies and procedures, an open relationship among colleagues that contributes to good business conduct, and a commitment to honesty, fair dealing and full compliance with all laws and regulations affecting Mobile Mini’s business. Our policies and procedures cover all major areas of professional conduct, including employment policies, conflicts of interest, intellectual property and the protection of confidential information, as well as strict adherence to laws and regulations applicable to the conduct of our business.

Employees are required to report any conduct that they believe in good faith to be an actual or apparent violation of our Code of Business Conduct and Ethics. As required by the Sarbanes-Oxley Act of 2002, our Audit Committee has procedures to receive, retain and treat complaints received regarding accounting, internal accounting controls or auditing matters and to allow for the confidential and anonymous submission by employees of concerns regarding questionable accounting or auditing matters.

The Company’s Chief Executive Officer, Chief Financial Officer, Principal Accounting Officer, Controller and Senior Accounting Officers (collectively, the “Senior Financial Officers”) are also required to abide by our Supplemental Code of Business Conduct and Ethics for Chief Executive Officer and Senior Financial Officers. The Supplement Code sets forth specific policies to guide the Senior Financial Officers in the performance of their duties, including policies addressing compliance with laws, rules and regulations, conflicts of interest, and disclosures in the Company’s periodic reports and other public communications.

The full text of both the Code of Business Conduct and Ethics and the Supplemental Code are posted on our Web site at www.mobilemini.com under the “Corporate Governance” section of the “Investors” page. We will disclose any future amendments to, or waivers from, provisions of these ethics policies and standards on our Web site as promptly as practicable, as may be required under applicable SEC and NASDAQ rules and, to the extent required, by filing Current Reports on Form 8-K with the SEC disclosing such information.

CORPORATE GOVERNANCE REPORT

Good corporate governance is fundamental to our business and our success. We seek to ensure that good governance and responsible business principles and practices are part of our culture and values and the way we do business.

2013 in Review

To maintain and enhance Mobile Mini’s record of excellence in corporate governance, the Board, the Governance Committee and the Company seek to continually refine Mobile Mini’s corporate governance policies, procedures and practices. The following are examples of how we worked to achieve these objectives in 2013.

Majority Voting. In late 2013, the Board initiated a review of its corporate governance and began the process of adopting a majority voting standard with respect to director elections. This policy requires each nominee for election to the Board to receive a majority of the votes cast in order to be elected to the Board. Previously, Directors were elected under a plurality vote standard, in which candidates receiving the most votes were elected, regardless of whether those votes constituted a majority. Plurality voting will still apply in contested elections, where the number of Director candidates exceeds the number of available Director positions.

Officer/Director Stock Ownership Requirements. As part of the 2013 review of corporate governance, in early 2014 the Board adopted new officer and director minimum stock ownership requirements. These requirements increased the stock ownership requirements for our Directors to five times annual cash compensation and adopted new stock ownership requirements for our corporate officers. These guidelines require the holding of vested equity having a value of five times base salary for the Chief Executive Officer, three times base salary for the Chief Executive Officer’s direct reports and one times base salary for other officers of the Company.

Executive Officer Clawback Policy. In connection with the above corporate governance changes, the Board also adopted an executive officer clawback policy. This policy enables the Company to reclaim previously awarded compensation from executives who are found to have engaged in willful fraud or the intentional manipulation of performance measures.

Auditor Hiring Policy. This policy restricts the hiring of current or former employees of the Company’s outside auditor.

Committee Charters. In 2013, the Committees of the Board revised their charters to adapt to the latest regulatory requirements as well as corporate governance best practices. The Board also adopted an enhanced whistleblower policy to encourage reporting by employees of any allegations of impropriety.

The Board believes that these changes reflect corporate governance practices that are in the best interests of the Company’s stockholders at this time and a high level of engagement by the Board on behalf of stockholders.

Advisory Votes on Executive Compensation and on the Frequency of Future Advisory Votes

At our 2013 annual meeting of stockholders, stockholders voted to approve the Company’s executive compensation policies and procedures. The Company was a voluntary early adopter of so-called “Say-on-Pay” votes, and the Board believes that this result affirms stockholders’ ongoing support of the Company’s approach to executive compensation. The Board believes that this advisory vote is an important means of obtaining feedback from our stockholders about executive compensation. This feedback will continue to supplement our ongoing investor outreach activities on a broad range of corporate governance topics, including executive compensation.

Other Activities

In addition, the Board and the Governance Committee were active in many other areas in 2013, including:

•

monitoring and evaluating corporate governance developments, and related legislative initiatives, such as the Dodd-Frank Act and new SEC rules and proposals, including rules to implement the Act’s provisions on “Say-on-Pay,” “Say-when-on-Pay” and other key areas;

•	reviewing leadership and succession planning;

•	assessing Director independence, Director compensation, related party transactions, and service by our senior management and Directors on other boards of directors; and

•	reviewing and, as discussed above, proposing changes to our governing documents, including our Corporate Governance Guidelines, our Committee Charters and our Bylaws.

BOARD AND COMMITTEE MEMBERSHIP

During 2013, our Board met six times and we had three standing committees: the Audit Committee, the Compensation Committee, and the Governance Committee. Each member of the Audit, Compensation, and Governance Committees is an independent director in accordance with NASDAQ standards. Each of our Directors attended at least 75% of the meetings of the Board and the Board Committees on which he served that were held during the time he was a Director in 2013. Early in 2013, the Board’s Search Committee, formed to identify and recruit a new Chief Executive Officer, and Executive Committee, formed to work with the Company’s management team throughout the transition period, was dissolved with the hiring of Mr. Olsson as our President and Chief Executive Officer on March 18, 2013.

All Board members are expected to attend the Annual Meeting unless an emergency prevents them from doing so. All of the Directors attended our 2013 annual meeting of stockholders.

The table below provides membership and meeting information for each of the Committees of the Board for 2013.

Name	Audit		Compensation		Nominating and Corporate Governance

Olsson(1)

Goble	X		X	*	X

Martell(2)			X		X

McConnell	X	*	X		X

McNamee	X		X		X	*

Swani			X

Trachtenberg

Watts	X		X		X

Total meetings during 2013	6		3		1

*	Committee Chairperson

(1)	Erik Olsson became a member of the Board and our President and Chief Executive Officer on March 18, 2013.

(2)	James J. Martell joined the Audit Committee as of January 1, 2014.

The Audit Committee

The Audit Committee is comprised solely of independent directors and is governed by a Board-approved Charter stating its responsibilities. The Audit Committee met six times in 2013. Under its Charter, the Audit Committee is responsible for reviewing with the independent registered public accounting firm, internal audit and management the adequacy and effectiveness of internal controls over financial reporting. The Audit Committee also reviews and consults with management, internal audit and the independent registered public accounting firm on matters related to the annual audit, the published financial statements, earnings releases, and the accounting principles applied. The Audit Committee is directly responsible for the appointment, compensation, retention and oversight of the Company’s independent auditors and evaluates the independent auditors’ qualifications, performance and independence. The Audit Committee reviews reports from management relating to the status of compliance with laws, regulations and internal procedures.

In addition, the Audit Committee is responsible for reviewing and discussing with management the Company’s policies with respect to risk assessment and risk management. Further detail about the role of the Audit Committee in risk assessment and risk management is included in the section entitled “— Governance Information — The Board’s Role in Risk Oversight” above.

The Audit Committee has established policies and procedures for the pre-approval of all services provided by the independent auditors. The Audit Committee has also established procedures for the receipt, retention and treatment, on a confidential basis, of complaints received by the Company. Further detail about the role of the Audit Committee may be found in “Proposal 2 — Ratification of Selection of Independent Registered Public Accounting Firm — Audit Committee Report” later in this Proxy Statement.

The Board has determined that each of the members of the Audit Committee is financially literate and independent, as defined by the rules of the SEC and NASDAQ. Our Audit Committee must also include at least one independent member who is determined by the Board to meet the qualifications of an “audit committee financial expert” in accordance with SEC rules, including that the person meets the relevant definition of an “independent director.” Our Board has determined that Stephen A McConnell is an audit committee financial expert. Stockholders should understand that this designation is a disclosure requirement of the SEC related to Mr. McConnell’s experience and understanding with respect to certain accounting and auditing matters. The designation does not impose upon Mr. McConnell any duties, obligations or liabilities that are greater than are generally imposed on him as a member of the Audit Committee and the Board, and his designation as an audit committee financial expert pursuant to this SEC requirement does not affect the duties, obligations or liabilities of any other member of the Audit Committee or the Board.

The Audit Committee is required by rules of the SEC to publish a report to stockholders concerning the Audit Committee’s activities during the prior fiscal year. The Audit Committee’s report for 2013 is set forth on page 29 of this Proxy Statement.

A copy of the Audit Committee Charter is available on our Web site at www.mobilemini.com/investor under the “Corporate Governance” section of the “Investors” page.

The Compensation Committee

The Compensation Committee is solely comprised of independent directors and is governed by a Board-approved Charter stating its responsibilities. The Compensation Committee met three times in 2013. The Compensation Committee determines and oversees the execution of the Company’s executive compensation philosophy and oversees the administration of the Company’s executive compensation programs. Its responsibilities also include overseeing Mobile Mini’s compensation and benefit plans and policies, administering our short- and long-term incentive programs, which include our equity incentive plans and our bonus plans for various executive officers (including reviewing and approving equity grants and cash bonuses) and reviewing and approving annually all compensation decisions for the Company’s executive officers, including the named executive officers (“Named Executive Officers” or “NEOs”) identified in the 2013

Summary Compensation Table contained herein. See “Compensation Discussion and Analysis” later in this Proxy Statement for information concerning the Compensation Committee’s role, processes and activities in overseeing executive compensation.

The Board of Directors has determined that each of the members of the Compensation Committee is independent, as defined by the rules of the SEC and NASDAQ. In addition, each Committee member is a “non-employee director” as defined in Rule 16b-3 under the Exchange Act and is an “outside director” as defined in Section 162(m) of the Internal Revenue Code.

The Compensation Committee has in the past, and may in the future, delegate authority to review and approve the compensation of certain of our employees to our Chief Executive Officer, or other senior executive officers. Even where the Compensation Committee has not delegated that authority, our senior executive officers evaluate employee performance, establish performance targets and objectives and provide recommendations to the Compensation Committee regarding compensation to be paid to certain of our employees.

The Compensation Committee’s Charter provides that the Compensation Committee shall have the authority, to the extent it deems necessary or appropriate, to retain and oversee a compensation consultant and such other advisors to assist in the evaluation of Director, Chief Executive Officer or senior executive compensation. The Charter further provides that the Compensation Committee has the sole authority to retain and terminate any such consulting firm and has the sole authority to approve any such consulting firm’s fees and other retention terms. The Company has provided appropriate funding to the Compensation Committee for the foregoing purpose.

Pursuant to the authority granted to it in its Charter, during 2013, the Compensation Committee engaged Pearl Meyer & Partners (“PM&P”) as its independent executive compensation consultant and to review the competitiveness of the Company’s compensation program for our non-employee directors and our senior executive officers. PM&P also advises the Compensation Committee regarding various other executive and director compensation issues as requested. Please refer to the discussion of the “Our Executive Compensation Framework — Role of Compensation Consultant” and “Setting Executive Compensation for 2013 and 2014” in the “Compensation Discussion and Analysis” section of this Proxy Statement for further details.

None of the Company’s management participated in the Compensation Committee’s decision to retain PM&P. PM&P reports directly to the Compensation Committee, and the Compensation Committee may replace PM&P or hire additional consultants at any time. PM&P attends meetings of the Compensation Committee, as requested, and communicates with the Compensation Committee Chairman between meetings; however, the Compensation Committee makes all decisions regarding the compensation of the Company’s executive officers.

PM&P provides various executive compensation services to the Compensation Committee with respect to the Company’s executive officers and other key employees pursuant to a written consulting agreement with the Compensation Committee. The services PM&P provides under the agreement include advising the Compensation Committee on the principal aspects of the Company’s executive compensation program and evolving best practices, and providing market information and analysis regarding the competitiveness of the Company’s program design and the Company’s award values in relationship to its performance.

The Compensation Committee regularly reviews the services provided by its outside consultants and believes that PM&P is independent in providing executive compensation consulting services. The Compensation Committee conducted a specific review of its relationship with PM&P in 2013, and determined that PM&P’s work for the Compensation Committee did not raise any conflicts of interest, consistent with the guidance provided under the Dodd-Frank Act, the SEC and the New York Stock Exchange. In making this determination, the Compensation Committee noted that during 2013:

•

PM&P did not provide any services to the Company or its management other than service to the Compensation Committee, and its services were limited to executive and Board compensation consulting. Specifically, it did not provide, directly or indirectly through affiliates, any non-executive compensation services, including, but not limited to, pension consulting or human resource outsourcing;

•	Fees from the Company were less than 1% of PM&P’s total revenue;

•	PM&P maintains a Conflicts Policy with specific policies and procedures designed to ensure independence;

•	None of the PM&P consultants who worked on Company matters had any business or personal relationship with Compensation Committee members;

•	None of the PM&P consultants who worked on Company matters, or PM&P, as a whole, had any business or personal relationship with executive officers of the Company; and

•	None of the PM&P consultants who worked on Company matters directly own Company stock.

The Compensation Committee continues to monitor the independence of its compensation consultant on a periodic basis.

A copy of the Compensation Committee Charter is available on our Web site at www.mobilemini.com under the “Corporate Governance” section of the “Investors” page.

The Nominating and Corporate Governance Committee

The Governance Committee is comprised solely of independent directors and is governed by a Board approved Charter stating its responsibilities. The Governance Committee met separately one time in 2013 and during each of the Company’s regularly scheduled Board meetings. The Governance Committee is responsible for considering and periodically reporting to the Board of Directors on matters relating to the identification, selection and qualification of candidates nominated to the Board and its committees; reviewing and assessing the effectiveness of the Corporate Governance Guidelines on significant corporate governance issues and recommending to the Board proposed revisions to such guidelines; overseeing the evaluation of management, the Board and the Committees thereof; evaluating and recommending compensation for non-employee directors to the Compensation Committee and the Board; and performing such other functions as the Board may from time to time assign to it. The Governance Committee also reviews and makes recommendations to the Board of Directors regarding the size and the composition of the Board. In addition, the Governance Committee will review and consider properly submitted stockholder recommendations on candidates for membership on the Board of Directors as described below.

The Board of Directors has determined that each of the members of the Governance Committee is independent, as defined by the rules of the SEC and NASDAQ.

A copy of the Corporate Governance Committee Charter is available on our Web site at www.mobilemini.com under the “Corporate Governance” section of the “Investors” page.

Compensation of Non-Employee Directors

We currently have seven non-employee Directors that qualify for compensation. During 2013, the Board, on the recommendation of the Compensation Committee, and in consultation with PM&P, had the following compensation program for non-employee Directors.

•	The annual retainer fee for each non-employee director was maintained at $42,000, or $80,000 for the Chairman of the Board.

•	There was no fee for attending a Board meeting.

•	The annual stock award was maintained at a value of $82,500, or $120,000 for the Chairman of the Board.

•

The annual retainer fee paid to the Chairman of the Audit Committee was maintained at $8,000, and the annual retainer fees paid to the Chairmen of the Compensation Committee and the Governance Committee was maintained at $8,000.

•	The fee for attending a committee meeting (including our temporary CEO search committee and executive committee) in person or telephonically was maintained at $1,000.

The following table sets forth the compensation earned by our non-employee Directors for the year ended December 31, 2013. Employee Directors do not receive any additional compensation for service on our Board.

2013 Director Compensation

Name (a)	Fees Earned or Paid in Cash ($) (1) (b)	Stock Awards ($) (2) (4) (c)	Option Awards ($) (4) (d)	Non-Equity Incentive Plan Compensation ($) (e)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($) (f)	All Other Compensation ($) (3) (g)	Total ($) (h)
Michael L. Watts	86,000	119,982	—	—	—	—	205,982
Jeffrey S. Goble	66,000	82,472	—	—	—	—	148,472
James J. Martell	45,000	82,472	—	—	—	—	127,472
Stephen A McConnell	69,000	82,472	—	—	—	—	151,472
Frederick G. McNamee, III	56,000	82,472	—	—	—	73,973	212,445
Sanjay Swani	54,000	82,472	—	—	—	—	136,472
Lawrence Trachtenberg	43,000	82,472	—	—	—	73,973	199,445

(1)	The table below summarizes the fees earned or paid in cash to each Director.

	Annual Director Fee ($)	Chairman or Lead Director Retainer ($)	Meeting Fees ($) *	Total Cash Compensation ($)
Michael L. Watts(a)	—	80,000	6,000	86,000
Jeffrey S. Goble	42,000	8,000	16,000	66,000
James J. Martell	42,000	—	3,000	45,000
Stephen A McConnell	42,000	8,000	19,000	69,000
Frederick G. McNamee, III	42,000	8,000	6,000	56,000
Sanjay Swani	42,000	—	12,000	54,000
Lawrence Trachtenberg	42,000	—	1,000	43,000

*	Amounts in the above table exclude $60,000 of meeting fees paid in 2013 for 2012 meetings.
(a)	Does not include $41,000 of prepaid fees applicable to 2014.

(2)	Under our 2006 Equity Incentive Plan, as amended (“2006 Equity Incentive Plan”), each non-employee Director is automatically awarded shares of our common stock having a fair market value of $82,500, or $120,000 for the Chairman of the Board, at the time of award. The Company does not issue fractional shares for these awards nor does the Company compensate in cash for any fractional differences between the share-value and intended fair market value. The values included in this column have not been, and may never be, realized. The value of the shares realized by the holder will depend on the share price on the date the shares awarded are sold.

(3)	Amounts represent the cash retainer paid to each Director for their role as Interim Co-Chief Executive Officer.

(4)	The Company did not grant option awards to non-employee Directors in 2013. As of December 31, 2013, each non-employee Director held the following number of unvested stock awards and unexercised option awards:

	Stock Awards	Option Awards
Michael L. Watts	—	22,500
Jeffrey S. Goble	—	—
James J. Martell	—	—
Stephen A McConnell	—	22,500
Frederick G. McNamee, III	—	—
Sanjay Swani	—	—
Lawrence Trachtenberg	—	—

Non-Employee Director Stock Ownership Requirement

Stock ownership guidelines for non-employee directors of Mobile Mini were approved by our Compensation Committee and adopted by our Board, effective on January 1, 2007, and were amended by the Board in early 2014. Each non-employee Director is required to own shares of our common stock having a value at least equal to five times the annual cash retainer paid to non-employee Directors. The measurement date to determine compliance with the stock ownership requirement is December 31st of each year. Any newly elected non-employee Director will have five years following his or her election to the Board to meet the stock ownership requirement. As of the date of this Proxy Statement, all of our non-employee Directors were in compliance with this stock ownership requirement. We have also adopted stock ownership requirements for our executive officers as described herein.

SECURITIES OWNERSHIP

BENEFICIAL OWNERSHIP TABLE

The table below sets forth information known to us regarding the number of shares of our common stock beneficially owned as of the close of business on February 28, 2014, by (i) each of our Directors, (ii) each NEO listed in the 2013 Summary Compensation Table, (iii) all of our Directors and executive officers as a group, and (iv) each person we know to be the beneficial owner of 5% or more of the outstanding shares of our common stock.

Beneficial ownership is determined in accordance with Rule 13d-3 under the Exchange Act and generally includes voting or investment power over securities. Under this rule, a person is deemed to be the beneficial owner of securities that can be acquired by such person within 60 days of February 28, 2014 upon the exercise of options. Each beneficial owner’s percentage ownership is determined by assuming that all options held by such person that are exercisable within 60 days of February 28, 2014 have been exercised. The table and footnotes also include information about such options.

Unless otherwise noted, the address of each person named in the table is 7420 South Kyrene Road, Suite 101, Tempe, Arizona 85283.

	Common Stock
Name of Beneficial Owner(1)	Footnote Reference	Amount and Nature of Beneficial Ownership (Shares)	Percent of Class Owned (%) (19)
Directors and Executive Officers:
Erik Olsson	2	737,789	1.6%
Mark E. Funk	3	218,913	*
Jeffrey S. Goble		23,020	*
Philip H. Hobson	4	28,811	*
Ruth L. Hunter	5	11,335	*
James J. Martell		37,929	*
Stephen A McConnell	6	119,987	*
Frederick G. McNamee, III	7	30,409	*
Christopher J. Miner	8	37,529	*
Sanjay Swani		12,699	*
Lawrence Trachtenberg	9	42,370	*
Michael L. Watts	10	62,049	*
All Directors and executive officers as a group (16 persons)	11	1,373,526	2.9%
Former Officers:
Deborah K. Keeley	12	—	—
Jody E. Miller	12	—	—
5% Holders:
T. Rowe Price Associates, Inc.	13	5,282,966	11.3%
BlackRock, Inc.	14	3,491,592	7.5%
Dimensional Fund Advisors LP	15	3,310,094	7.1%
The Vanguard Group.	16	2,554,467	5.5%
Barrow, Hanley, Mewhinney & Strauss, LLC.	17	2,430,897	5.2%
Riverbridge Partners LLC.	18	2,407,348	5.1%

*	Less than 1%.

(1)	Except as otherwise indicated, the persons named in this table have sole voting and investment power with respect to all shares of common stock shown as beneficially owned by them, subject to community property laws where applicable and to the information contained in the footnotes of this table.

(2)	Includes: 666,665 shares of common stock subject to exercisable options and 71,124 shares of restricted stock which are forfeitable until vested.

(3)	Includes: 122,589 shares of common stock; 59,512 shares of common stock subject to exercisable options and 36,812 shares of restricted stock which are forfeitable until vested.

(4)	Includes: 8,282 shares of common stock subject to exercisable options and 20,529 shares of restricted stock which are forfeitable until vested.

(5)	Includes: 11,335 shares of restricted stock which are forfeitable until vested.

(6)	Includes: 97,487 shares of common stock and 22,500 shares of common stock subject to exercisable options.

(7)	Includes: 4,100 shares of common stock held in trust and 26,309 shares of common stock held directly.

(8)	Includes: 14,004 shares of common stock; 12,442 shares of common stock subject to exercisable options; and 11,083 shares of restricted stock which are forfeitable until vested.

(9)	Includes: 32,033 shares of common stock held in trust; 4,000 shares of common stock held indirectly; and 6,337 shares of common stock held in the Mobile Mini 401(k) Plan.

(10)	Includes: 39,549 shares of common stock and 22,500 shares of common stock subject to exercisable options.

(11)	Includes: 426,756 shares of common stock; 791,901 shares of common stock subject to exercisable options; and 154,869 shares of restricted stock which are forfeitable until vested. Includes the following executive officers who are not required to be named in the above table: Lynn M. Courville and Audra L. Taylor.

(12)	The Company has no current record of the holder’s ownership or individual common stock holdings, which may be held in a broker or other intermediary account.

(13)	Based solely on Amendment No. 15 to Schedule 13G jointly filed by T. Rowe Price Associates, Inc. (“TRP”), and T. Rowe Price New Horizons Fund, Inc. (“Fund”), with the SEC on January 10, 2014. TRP has sole voting power with respect to 870,415 shares and sole dispositive power with respect to 5,282,966 shares, and Fund has sole voting power with respect to 3,061,477 shares. TRP is an Investment Adviser registered under the Investment Advisers Act of 1940 (an “Investment Adviser”) and Fund is an Investment Company registered under the Investment Company Act of 1940. The address for TRP and Fund is 100 E. Pratt Street, Baltimore, Maryland 21202.

(14)

Based solely on Amendment No. 4 to Schedule 13G filed by BlackRock, Inc. (“BlackRock”) with the SEC on January 29, 2014. BlackRock has sole voting power with respect to 3,346,793 shares and sole dispositive power with respect to 3,491,592 shares. BlackRock is a parent holding company or control person in accordance with Rule 13d-1(b)(1)(ii)(G) of the Exchange Act. The address of BlackRock is 40 East 52nd Street, New York, New York 10022.

(15)	Based solely on Amendment No. 4 to Schedule 13G filed by Dimensional Fund Advisors LP (“DFA”) with the SEC on February 10, 2014. DFA has sole voting power with respect to 3,244,712 shares and sole dispositive power with respect to 3,310,094 shares. DFA is an investment adviser and its address is Palisades West, Building One, 6300 Bee Cave Road, Austin, Texas 78746.

(16)	Based solely on Amendment No. 1 to Schedule 13G filed by The Vanguard Group (“VG”) with the SEC on February 11, 2014. VG has sole voting power with respect to 58,156 shares and sole dispositive power with respect to 2,499,511 shares and shared dispositive power to 54,956 shares. VG is an investment adviser and its address is 100 Vanguard Blvd., Malvern, Pennsylvania 19355.

(17)	Based solely on Schedule 13G filed by Barrow, Hanley, Mewhinney & Strauss, LLC (“BHMS”) with the SEC on February 12, 2014. BHMS has sole voting power with respect to 1,264,577 shares, shared voting power with respect to 1,166,320 shares and sole dispositive power with respect to 2,430,897 shares. BHMS is an investment adviser and its address is 2200 Ross Avenue, 31st. Floor, Dallas, Texas 75201.

(18)	Based solely on Schedule 13G filed by Riverbridge Partners LLC (“RP”) with the SEC on February 5, 2014. RP has sole voting power with respect to 1,843,680 shares and sole dispositive power with respect to 2,407,348 shares. RP is an Investment Adviser and its address is 80 South Eighth St., Suite 1200, Minneapolis, Minnesota 55402.

(19)	Calculated on the basis of 46,759,588 shares of common stock outstanding as of February 28, 2014, plus any additional shares of common stock that a stockholder has the right to acquire within 60 days after February 28, 2014.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires our Directors, certain of our officers and persons who beneficially own more than 10% of our common stock to file initial reports of beneficial ownership and reports of changes in beneficial ownership of our common stock with the SEC. Such persons are required by SEC regulations to furnish us with copies of all Section 16(a) forms filed by such person. Based solely on our review of such forms furnished to us, and written representations from certain reporting persons, we believe that in 2013 our Directors and our officers who are subject to Section 16(a) met all applicable filing requirements except as noted below.

A Form 4 was filed late on October 24, 2013 for 2,335 shares of common stock granted to Mr. Martell on August 1, 2013. A Form 4 was filed late on December 3, 2013 for 368 shares of common stock withheld from Mr. Miner to satisfy minimal tax withholding obligations on November 27, 2013. A Form 4 was filed late on December 13, 2013 for 1,789 shares of common stock withheld from Mr. Funk to satisfy minimum tax withholding obligations on November 27, 2013.

TRANSACTIONS WITH RELATED PERSONS

REVIEW AND APPROVAL OF TRANSACTIONS WITH RELATED PERSONS

The Board has a written policy and procedures for review and approval of transactions involving Mobile Mini and “related persons” (which includes our Directors and executive officers or their immediate family members, or stockholders and their immediate family members owning five percent or more of Mobile Mini’s common stock). The policy applies to any transaction in which Mobile Mini is a participant and any related person has a direct or indirect material interest, excluding de minimus transactions of a commercial or other nature between a related person and Mobile Mini, or compensation arrangements between Mobile Mini and an executive officer or Director, or transactions involving competitive bids or in which standing pre-approval has been given.

Pursuant to its written Charter, the Audit Committee must review and approve in advance all related person transactions. In determining whether to approve a related person transaction, the Audit Committee looks to whether the related person transaction is on terms and conditions no less favorable to Mobile Mini than may reasonably be expected in arm’s-length transactions with unrelated parties. The Audit Committee will also consider such other factors as it may determine in circumstances of a particular transaction.

The Audit Committee is responsible for reviewing the material facts of all related person transactions, subject to the exceptions described above. The Audit Committee will either approve or disapprove the entry into the related person transaction. If advance approval is not feasible, the transaction will be considered and, if the Audit Committee determines it to be appropriate, ratified at the Audit Committee’s next regularly scheduled meeting. In determining whether to approve or ratify a transaction with a related person, the Audit Committee will take into account, among other factors that it determines to be appropriate, whether the transaction is on terms no less favorable than terms generally available to an unaffiliated third party under the same or similar circumstances and the extent of the related person’s interest in the transaction. Information relating to Mobile Mini’s transactions with related persons is set forth immediately below.

TRANSACTIONS WITH RELATED PERSONS IN 2013

We have entered into indemnification agreements with our Directors and certain of our executive officers containing provisions that require us, among other things, to indemnify our Directors and certain of our executive officers against certain liabilities that may arise by reason of their status or service as Directors or executive officers and to advance their expenses incurred as a result of any proceeding against them as to which they could be indemnified.

Except for the compensation arrangements and other arrangements described in “Compensation of Non-Employee Directors” and “Executive Compensation” elsewhere in this Proxy Statement, there were no transactions during our fiscal year end December 31, 2013, and there is not currently proposed any transaction or series of similar transactions to which we were or will be a party, in which the amount involved exceeded or will exceed $120,000 in which any director, any executive officer, any holder of 5% or more of our common stock or any member of their immediate family had or will have a direct or indirect material interest.

PROPOSALS REQUIRING YOUR VOTE

PROPOSAL 1 — ELECTION OF DIRECTORS

(Item No. 1 on the Proxy Card)

The Board currently consists of eight members and is classified into three classes. At each annual meeting of stockholders, Directors are elected for a three-year term to succeed those Directors whose terms expire at such annual meeting dates. This year, two Directors, Michael Watts and Erik Olsson are to be elected to hold office for three-year terms. Each nominee elected as a Director will continue in office until his or her successor has been elected and qualified, or until his or her earlier death, resignation or retirement.

The term of Sanjay Swani will expire December 31, 2014, the terms of Jeffrey S. Goble, James J. Martell and Stephen A McConnell will expire in 2015, and the terms of Frederick McNamee and Lawrence Trachtenberg will expire in 2016.

All of the nominees are current Directors and have consented to serve as Directors. The Board has no reason to believe any of the nominees will be unable to act as a Director. However, should a nominee become unable to serve or should a vacancy on the Board occur before the Annual Meeting, the Board may either reduce its size or designate a substitute nominee. If a substitute nominee is named, your shares will be voted for the election of the substitute nominee designated by the Board. In the vote on the election of the Director nominees, stockholders may vote “FOR” nominees or “AGAINST” votes from nominees. Each Director nominee receiving a number of “FOR” votes that exceed the number of “AGAINST” votes will be elected as a Director. Abstentions and, if applicable, broker non-votes are not counted as votes “FOR” or “AGAINST” a Director nominee.

The persons appointed by the Board as proxies intend to vote for the election of each of these nominees, unless you indicate otherwise on the proxy or voting instruction card.

The following pages contain biographical and other information about the nominees. Following each nominee’s biographical information, we have provided information concerning the particular experience, qualifications, attributes and/or skills that led the Governance Committee and the Board to determine that each nominee should serve as a Director. In addition, all of our Directors serve or have served on Boards and Board committees (including, in many cases, as committee chairs) of other public companies, which we believe provides them with additional Board leadership and governance experience, exposure to best practices, and substantial knowledge and skills that further enhance the functioning of our Board.

Our Board unanimously recommends a vote “FOR” the election of each of these nominees as Directors.

NOMINEES FOR DIRECTOR

Michael L. Watts has served as a Director since 2002 and became Chairman of the Board in December 2012. Mr. Watts founded Sunstate Equipment Co. in 1977, where he serves as Executive Chairman. Sunstate Equipment Co. is one of the largest independently owned construction equipment rental companies operating in the United States, and currently has 54 locations in nine states. Mr. Watts co-founded specialty equipment rental companies Underground Safety Equipment, LLC in 2011 and Water Movers Equipment Company, in 2002, which was sold in 2013. Mr. Watts also founded specialty equipment rental company, Trench Safety Equipment Company, and served as its Chairman from 1987 until the company was sold in 1998. Mr. Watts adds an independent voice and deep equipment leasing industry knowledge to our Board. Age 66.

Erik Olsson has served as the Company’s President and Chief Executive Officer and a member of the Board since his appointment on March 18, 2013. Mr. Olsson served as President, Chief Executive Officer and a Director of RSC Holdings, Inc., a North American equipment rental provider (“RSC”), and certain of its subsidiaries from 2006 to 2013. Mr. Olsson joined RSC in 2001 as Chief Financial Officer and became Chief Operating Officer in 2005. During the 13 years prior to 2001, Mr. Olsson held a number of senior financial management positions in various global businesses at Atlas Copco Group in Sweden, Brazil and the United States, including his last assignment from 1998 to 2000 as Chief Financial Officer for Milwaukee Electric Tool Corporation in Milwaukee, Wisconsin. He is also a Director of Ritchie Bros. Auctioneers Incorporated, the world’s largest industrial auctioneer. Mr. Olsson’s qualifications to sit on our Board include his experience in finance/accounting/control, general management, business development/strategic planning, and industry/customer knowledge as demonstrated by his financial and operating expertise, his 20 years of experience in the equipment manufacturing, sales and rental industry, including experience serving in various senior financial management positions, as well as his ability to provide the Company with a global business perspective. Age 51.

The following paragraphs contain biographical and other information regarding our continuing Directors and executive officers.

CONTINUING DIRECTORS

Jeffrey S. Goble has served as a Director since February 2006 and is the Chairman of our Compensation Committee. Mr. Goble is President, Chief Executive Officer and Founder of Providien, LLC, which supplies contract manufacturing services to the medical device and biotech industries. From 2003 to 2010, Mr. Goble was President of Medegen, Inc., which developed and manufactured specialty infusion therapy medical devices and provided contract-manufacturing services for medical device and pharmaceutical original equipment manufacturers. From 2001 to 2003, Mr. Goble was Medegen’s Corporate Vice President of Strategic Business Development. Medegen was founded when Mr. Goble, along with other Medegen executives, executed a management-led buy-out of certain operations of the Tech Group Inc. in 2001. Before co-founding Medegen as an independent company, Mr. Goble was Vice President-General Manager of the Tech Group’s North American contract manufacturing division. Mr. Goble joined the Tech Group in 1996 as Vice President-General Manager and established its Customer/Engineering Center. Prior to 1996, Mr. Goble held various marketing and operational management positions in the general merchandise distribution industry. He holds a B.S. in Political Science from Arizona State University. Mr. Goble adds business, financial and organizational skills, manufacturing experience and entrepreneurial perspective to our Board. Age 53.

James J. Martell has served as a Director since January 2010. Mr. Martell serves as a Director of XPO, Inc., a public company engaged in the ground and air freight business, and has over 30 years of experience in the transportation and logistics sectors. Mr. Martell has acted, and continues to act, as a consultant to WCAS X, where he is a member of WCAS X’s Resources Group and serves as a Director of one WCAS privately-held portfolio company, Ozburn-Hessey Logistics. Mr. Martell also serves as a Director of 3PD, Inc., a third-party logistics and last-mile delivery provider, and as Chairman of the Board of logistics services providers Unitrans International Corporation, Protrans International, Inc., P and S Transportation and Ameriflight (a cargo airlines). Mr. Martell graduated from Michigan Technological University with a B.S. degree in Business Administration. Mr. Martell brings a strong independent voice and relevant logistics and transportation industry knowledge to our Board. Age 59.

Stephen A McConnell has served as a Director since August 1998 and is the Chairman of our Audit Committee. Since 1996, he has been President of Solano Ventures, a private capital investment company holding investments in a broad range of businesses, primarily in Arizona. From 1998 to 2004, Mr. McConnell served as majority stockholder and Chairman of the Board of G-L Industries, L.L.C., a Salt Lake City-based manufacturer of wood glu-lam beams used in the construction industry. From 1991 to 1997, he was Chairman of the Board of Mallco Lumber & Building Materials, Inc., a wholesale distributor of lumber and doors. From 1991 to 1995, he was President of Belt Perry Associates, Inc., a property tax consulting firm. He is also a Director of a number of private companies. Mr. McConnell has a B.A. in Economics from Harvard College and an MBA from Harvard Business School. Our Board benefits from Mr. McConnell’s extensive experience serving as a director, knowledge of finance and accounting, and insight into manufacturing, construction and distribution businesses. Age 61.

Frederick G. McNamee, III has served as a Director since June 2008 and is the Chairman of the Company’s Governance Committee. He served as our Interim Co-Chief Executive Officer from December 23, 2012 until March 18, 2013. He has been a Principal of Quadrus Consulting, a consulting practice primarily focused in the manufacturing operations and strategic planning domains, since 2000. From 1994 to 1998, he served as the Chairman, President and Chief Executive Officer of Continental Circuits Corporation, which manufactured complex, multi-layer circuit boards used in electronic equipment intended for the computer, communications, instrumentation and industrial controls industries. Following the acquisition of Continental Circuits by Hadco Corporation in 1998, he served as Hadco’s Interim Chief Technology Officer and Senior Vice President in charge of operations in Malaysia and Phoenix, Arizona. Mr. McNamee received his B.S. in Industrial Engineering from Purdue University. Mr. McNamee’s past and ongoing business experiences and education have provided our Board with insight into managing a public company, financial oversight and conducting manufacturing operations. Age 57.

Sanjay Swani has served as a Director since June 27, 2008, when he was appointed to the Board upon Mobile Mini’s acquisition of Mobile Storage Group, Inc. (“MSG”) pursuant to the Stockholders Agreement between us and Welsh, Carson, Anderson & Stowe X, L.P. (“WCAS X”) and other parties named therein. Mr. Swani served as a Director of MSG from August 2006 until June 2008. Mr. Swani joined WCAS X as a Vice President in 1999 and became a General Partner in 2001. Prior to joining WCAS X, Mr. Swani worked at Fox Paine & Company, L.L.C. from June 1998 to May 1999 and was with Morgan Stanley & Co. Incorporated in their mergers and acquisitions area from 1994 to 1998, and in their debt capital markets area from 1988 to 1990. Mr. Swani has an undergraduate degree from Princeton University and graduate degrees from the MIT Sloan School of Management and Harvard Law School. He serves on the board of directors of several private companies. Mr. Swani brings to our Board investor perspective and significant experience in strategic and finance matters. Age 47.

Lawrence Trachtenberg has served as a Director since 1995. He served as our Interim Co-Chief Executive Officer from December 23, 2012 until March 18, 2013. He previously served as the Company’s Executive Vice President, Chief Financial Officer, General Counsel, Secretary and Treasurer. He retired from the General Counsel and Secretary positions in June 2008 and the Chief Financial Officer and Treasurer positions in November 2008. He retired from being an Executive Vice President on December 31, 2008 and continued to serve the Company thereafter as a non-officer employee until February 28, 2012. Mr. Trachtenberg received his J.D. from Harvard Law School and his B.A. in Accounting/Economics from Queens College of the City University of New York. In addition to his experience in legal and accounting matters, Mr. Trachtenberg brings to our Board meaningful institutional knowledge of our Company acquired throughout his long tenure of service. Age 57.

EXECUTIVE OFFICERS

In addition to Mr. Olsson, the following individuals are also executive officers of the Company.

Mark E. Funk has served as our Executive Vice President and Chief Financial Officer since November 2008. Prior to joining us, he was with Deutsche Bank Securities Inc. from September 1988 to November 2008, most recently as Managing Director in its Structured Debt Group, where he had worked on numerous high profile transactions. During his tenure at Deutsche Bank, Mr. Funk worked in their New York, London, Chicago and Los Angeles offices. Prior to joining Deutsche Bank, Mr. Funk passed the certified public accountant examination and was a senior auditor with KPMG. Mr. Funk earned a Bachelor of Science in Business Administration from California State University Long Beach and an MBA from University of California, Los Angeles. Age 51.

Phillip H. Hobson has served as our Executive Vice President, Operations since April 2013. Mr. Hobson previously served as Senior Vice President, Operations-Northern Division of RSC from 2009 until 2012. From 2007 until 2009, Mr. Hobson was RSC’s Senior Vice President, Corporate Operations, where his duties included responsibility for marketing, IT, purchasing, fleet management, its customer care call center, operational excellence, national accounts, and merger and acquisitions. Mr. Hobson joined RSC in 1998 and served in various financial roles in increasing responsibility until becoming involved in operations in 2005. Mr. Hobson holds a degree in economics from the University of California at Santa Cruz. Age 47.

Ruth L. Hunter has served as our Senior Vice President of Sales and Marketing since October 2013. Prior to joining us, she worked at GE Capital for over 20 years. A graduate of GE’s Financial Management Program, Ms. Hunter had progressive roles in finance, sales and marketing. Most recently, she served as Commercial Development Leader for GE Capital Americas and Commercial Excellence and Access GE Leader for GE Australia & New Zealand. Ms. Hunter is a graduate from the University of Toronto, with a Bachelor of Commerce. She has been a CFA Charterholder since 2004. Age 44.

Christopher J. Miner has served as Senior Vice President and General Counsel since December 2008. He joined us in June 2008 as Vice President and General Counsel. He was previously a partner at DLA Piper from 2007 to 2008 and advised numerous corporate and financial institution clients on merger, acquisition and capital markets transactions. Prior to that, he was a partner at Squire, Sanders & Dempsey, which he joined in 2004. He began his career as an attorney in New York and Europe with Davis Polk & Wardwell from 1999 to 2004, where he specialized in corporate and securities law. Mr. Miner received a B.A. and a J.D. from Brigham Young University. Age 42.

Lynn M. Courville has served as Senior Vice President, Human Resources since August 2013. Ms. Courville joined us in March 2012 as Vice President of Human Resources and Employee Engagement. Prior to joining us, she was Director of Human Resources for National Construction Rentals from March 2009 to March 2012 and Senior Director of Human Resources for Mobile Storage Group from July 2004 to September 2008. Ms. Courville held various human resources positions for RSC from September 1993 to June 2004. Ms. Courville is a certified Senior Professional in Human Resources. She earned a Bachelor of Science in Human Services Administration from California State University, Fullerton and an MBA from Western International University. Age 50.

Audra L. Taylor has served as our Vice President and Chief Accounting Officer since September 2013. Prior to joining us, she served as Vice President of Finance of LifeLock, Inc. from May 2013 until September 2013. She was Vice President and Controller of RSC from November 2011 until August 2012. From March 2000 to November 2011, Ms. Taylor was the Chief Financial Officer and Chief Operating Officer at McMurry, Inc. Ms. Taylor holds a degree in accounting from Ferris State University and is a registered Certified Public Accountant. Age 43.

There are no family relationships among any of our current directors or executive officers.

PROPOSAL 2 — RATIFICATION OF SELECTION OF INDEPENDENT

REGISTERED PUBLIC ACCOUNTING FIRM

(Item No. 2 on the Proxy Card)

Our Board and Audit Committee engaged KPMG LLP, effective as of May 17, 2013, as our independent registered public accounting firm beginning with the audit for the year ending December 31, 2013, including the 2013 quarterly reviews. Our Board has further directed that we submit the selection of our independent registered public accounting firm for ratification by our stockholders at the annual meeting.

Ernst & Young LLP previously was engaged to audit our consolidated financial statements for the year ended December 31, 2012 and was dismissed as our independent registered public accounting firm on May 15, 2013. During the years ended December 31, 2012 and 2011, and through May 15, 2013, we had no disagreements with Ernst & Young LLP on any matter of accounting principle or practice, financial statement disclosure, or auditing scope or procedure which, if not resolved to Ernst & Young LLP’s satisfaction, would have caused it to make reference to the matter in conjunction with its report on our consolidated financial statements for the relevant year; and there were no reportable events as defined in Item 304(a)(1)(v) of Regulation S-K.

Ernst & Young LLP’s audit reports on our consolidated financial statements for the years ended December 31, 2012 and 2011 did not contain an adverse opinion or disclaimer of opinion, nor were they qualified or modified as to uncertainty, audit scope, or accounting principles.

During the years ended December 31, 2012 and 2011, and through May 17, 2013, neither we, nor anyone on our behalf, consulted with KPMG LLP with respect to either (i) the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on our consolidated financial statements, and no written report or oral advice was provided by KPMG LLP to us that KPMG LLP concluded was an important factor considered by us in reaching a decision as to the accounting, auditing, or financial reporting issue or (ii) any matter that was the subject of either a disagreement (as defined in Item 304(a)(1)(iv) of Regulation S-K) or a reportable event (as described in Item 304(a)(1)(v) of Regulation S-K).

Representatives of KPMG LLP will attend the Annual Meeting, will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions from stockholders. We do not expect representatives of Ernst & Young LLP to attend the Annual Meeting.

The Audit Committee reviews and pre-approves both audit and all permissible non-audit services provided by our independent registered public accounting firm, and accordingly, all services and fees in 2013 provided by KPMG LLP were pre-approved by the Audit Committee.

We are asking our stockholders to ratify the selection of KPMG LLP as our independent registered public accounting firm for the year ending December 31, 2014. Although ratification is not required by our Bylaws or otherwise, the Board is submitting the selection of KPMG LLP to our stockholders for ratification because we value our stockholders’ views on the Company’s independent registered public accounting firm and as a matter of good corporate practice. An affirmative vote of the majority of the votes cast at the Annual Meeting is required to ratify the selection of KPMG LLP as the Company’s independent registered public accounting firm. Even if the selection is ratified, however, the Audit Committee may in its discretion select a different independent registered public accounting firm at any time during the year if it determines that such a change would be in the best interests of the Company and of our stockholders.

In the event that our stockholders fail to ratify the selection, it will be considered a recommendation to the Board and the Audit Committee to consider other auditors for next year. However, because of the difficulty in making any substitution of auditors after the beginning of the current year, the appointment for 2014 will stand, unless the Audit Committee determines there is a reason to make a change.

Our Board unanimously recommends a vote “FOR” the ratification of KPMG LLP as our independent registered public accounting firm for 2014.

Audit and Non-Audit Fees

The following table shows the fees for professional services rendered by KPMG LLP and Ernst & Young LLP for the audit of the Company’s annual financial statements for the years ended December 31, 2013 and 2012, and fees billed for other services rendered by KPMG LLP and Ernst & Young LLP during those periods.

Fee Category	2013 Fees ($)	2012 Fees ($)
Audit fees(1)	779,374	705,657
Audit-related fees	—	—
Tax fees(2)	164,978	151,675
All other fees(3)	—	1,995

Total fees	944,352	859,327

(1)	Audit fees include fees associated with the annual audit, including the audit of internal control over financial reporting, the review of the Company’s Quarterly Reports on Form 10-Q, statutory audits required internationally, comfort letters associated with the issuance of debt securities; review of documents filed with the SEC; and accounting and financial reporting consultation and research work necessary to comply with the standards of the Public Company Accounting Oversight Board (United States) (“PCAOB”). In 2013, we incurred fees of $573,706 to KPMG LLP for audit fees for the period commencing on May 17, 2013 and $40,000 to Ernst & Young LLP for the first quarterly review in 2013. An additional $165,668 was paid to Ernst & Young LLP for transition services (consents, review of work papers and review of certain documents filed with the SEC).

(2)	Tax fees relate to tax compliance and advisory services related to federal, state, local and franchise taxes, as well as compliance and advisory services related to the Company’s United Kingdom operations and the Company’s Canadian subsidiary. In 2013, we incurred fees of $164,978 to Ernst & Young LLP for tax consulting services.

(3)	All other fees relate to the Company’s annual subscription to the “EY Online” client portal service.

Policy on Audit Committee Pre-Approval of Audit and Permissible Non-Audit Services of Independent Registered Public Accounting Firm

Consistent with the requirements of the SEC and the PCAOB regarding auditor independence, the Audit Committee has established a pre-approval policy and procedures for audit, audit-related and tax services that can be performed by the independent auditors without specific authorization from the Audit Committee, subject to certain restrictions. The policy sets out the specific services pre-approved by the Audit Committee and the applicable limitations, while ensuring the independence of the independent auditors to audit the Company’s financial statements is not impaired. The pre-approval policy does not include a delegation to management of the Audit Committee responsibilities under the Exchange Act.

Prior to engagement of the independent registered public accounting firm for the next year’s audit, management submits for Audit Committee approval a list of services and related fees expected to be rendered during that year within each of four categories of services:

(1)	Audit services include audit work performed on the financial statements and internal control over financial reporting, as well as work that generally only the independent registered public accounting firm can reasonably be expected to provide, including comfort letters, statutory audits, and discussions surrounding the proper application of financial accounting and/or reporting standards.

(2)	Audit-related services are for assurance and related services that are traditionally performed by the independent registered public accounting firm, including due diligence related to mergers and acquisitions, audits of employee benefit plan, and special procedures required to meet certain regulatory requirements.

(3)

Tax services include all services, except those services specifically related to the audit of the financial statements, performed by the independent registered public accounting firm’s tax personnel, including tax analysis; assistance with the coordination and execution of tax-related activities, primarily in the area of corporate development; support for other tax-related regulatory requirements; and tax compliance and reporting.

(4)	All other services are those services not captured in the audit, audit-related or tax categories. The Company generally does not request such services from the independent registered public accounting firm.

Prior to engagement, the Audit Committee pre-approves independent registered public accounting firm services and budgets the fees for each service category. The Audit Committee requires the independent registered public accounting firm and management to report actual fees versus the budget periodically throughout the year by service category. During the year, circumstances may arise when it may become necessary to engage the independent registered public accounting firm for additional services not contemplated in the original pre-approval categories. In those instances, the Audit Committee requires specific pre-approval before engaging the independent registered public accounting firm.

All Audit, Audit-Related, Tax and All Other fees described above were approved by the Audit Committee before services were rendered.

AUDIT COMMITTEE REPORT

In connection with the financial statements for the fiscal year ended December 31, 2013, the Audit Committee has:

(1)	reviewed and discussed the audited financial statements with management,

(2)	discussed with KPMG LLP, the Company’s independent registered public accounting firm, the matters required to be discussed by the Statement on Auditing Standards 16, as amended and as adopted by the PCAOB, and

(3)	received the written disclosure and letter from KPMG LLP with respect to the matters required by PCAOB Rule 3526, “Communications with Audit Committees Concerning Independence,” and discussed the matters therein with KPMG LLP.

Based upon these reviews and discussions, the Audit Committee recommended to the Board that the Company’s audited financial statements be included in the Annual Report on Form 10-K for the year ended December 31, 2013 filed with the SEC. The Board has approved this inclusion.

THE AUDIT COMMITTEE

Stephen A McConnell (Chair)

Jeffrey S. Goble

Frederick G. McNamee, III

Michael L. Watts

James J. Martell

The foregoing Audit Committee Report shall not be deemed to be incorporated by reference into any filing of the Company under the Securities Act of 1933, as amended (the “Securities Act”), or the Exchange Act, except to the extent that the Company specifically incorporates such information by reference in such filing and shall not otherwise be deemed “filed” under either the Securities Act or the Exchange Act or considered to be “soliciting material.”

PROPOSAL 3 — ADVISORY (NON-BINDING) RESOLUTION

REGARDING EXECUTIVE COMPENSATION

(SAY-ON-PAY)

(Item No. 3 on the Proxy Card)

Background

The advisory vote on executive compensation is a non-binding vote on the compensation of our NEOs, as described in the “Compensation Discussion and Analysis” section, the tabular disclosure regarding such compensation, and the accompanying narrative disclosure as set forth in this Proxy Statement. Please read the “Compensation Discussion and Analysis” section starting on page 32 of this Proxy Statement for a detailed discussion about our executive compensation programs, including information about the fiscal 2013 compensation of our NEOs.

The advisory vote on executive compensation is not a vote on our general compensation policies, the compensation of our Board or our compensation policies as they relate to risk management.

The “Compensation Discussion and Analysis” (“CD&A”) section of this Proxy Statement provides a more detailed discussion of our executive compensation program and compensation philosophy. As noted in the CD&A, the Compensation Committee believes that our executive compensation program implements and achieves the goals of our executive compensation philosophy. That philosophy, which is set by the Compensation Committee, is to align the interests of the Company’s executives with those of its stockholders by rewarding performance above established goals that may be expected to enhance stockholder value, and to provide the compensation and incentives needed to attract, motivate and retain superior people in key positions and ensure that compensation provided to key employees is competitive relative to the compensation paid to similarly situated executives in peer companies generally.

As noted in the CD&A, our 2013 financial performance was characterized by significant growth in revenues, strong margins and substantial cash flow generation allowing us to pay down debt. Please refer to the CD&A and accompanying tables and, in particular, the “Our Executive Compensation Framework” contained therein for details regarding how our compensation program for executive management is structured to support and reward our annual and long-term financial performance as an organization.

Further details concerning the elements of our executive compensation program, how we implement our philosophy and goals, and how we apply the above principles to our compensation program, are provided in the CD&A. In particular, we discuss how we set compensation targets and other objectives and evaluate performance against those targets and objectives to assure that performance is appropriately rewarded.

As described in further detail in the CD&A, our new CEO joined the Company in March 2013. As a result, much of the 2013 compensation reported in the Summary Compensation Table for the CEO reflected inducement stock grants and is one-time in nature, rather than reflective of our ongoing compensation program. The Board and the Compensation Committee request that stockholders keep the one-time nature of these payments in mind when considering their vote on this Proposal 3.

The vote solicited by this Proposal 3 is advisory, and, therefore, is not binding on the Company, our Board or our Compensation Committee, nor will its outcome require the Company, our Board or our Compensation Committee to take any action. Moreover, the outcome of the vote will not be construed as overruling any decision by the Company or the Board.

Furthermore, because this non-binding, advisory resolution primarily relates to the compensation of our NEOs that has already been paid or contractually committed, there is generally no opportunity for us to revisit these decisions. However, our Board, including our Compensation Committee, values the opinions of our stockholders and, to the extent there is any significant vote against the executive officer compensation as disclosed in this Proxy Statement, we will consider our stockholders’ concerns and evaluate what actions, if any, may be appropriate to address those concerns.

Stockholders will be asked at the Annual Meeting to approve the following resolution pursuant to this Proposal 3:

“RESOLVED, that the stockholders of Mobile Mini, Inc. approve, on an advisory basis, the compensation of the Company’s Named Executive Officers, as disclosed pursuant to Item 402 of Securities and Exchange Commission Regulation S-K, including the Compensation Discussion and Analysis, the compensation tables and narrative disclosures in the Company’s definitive Proxy Statement for the 2014 Annual Meeting of Stockholders.”

Vote Required and Board Recommendation

The votes cast “FOR” must exceed the votes cast “AGAINST” to approve, on an advisory basis, the compensation of our Named Executive Officers. Abstentions and, if applicable, broker non-votes are not counted as votes “FOR” or “AGAINST” this proposal.

Our Board unanimously recommends a vote “FOR” the approval, on an advisory basis, of the compensation of the Company’s Named Executive Officers, as stated in the foregoing resolution. Proxies will be so voted unless stockholders specify otherwise in their proxies.

COMPENSATION COMMITTEE REPORT

The following report of the Compensation Committee shall not be deemed to be incorporated by reference into any previous filing by us under either the Securities Act or the Exchange Act that incorporates future Securities Act or Exchange Act filings in whole or in part by reference.

The Compensation Committee has reviewed and discussed with management the following “Compensation Discussion and Analysis” section of the Company’s 2014 Proxy Statement. Based on our review and discussions, we have recommended to the Board that the Compensation Discussion and Analysis be included in the Company’s 2014 Proxy Statement.

COMPENSATION COMMITTEE

Jeffrey S. Goble (Chair)
James J. Martell
Stephen A McConnell
Frederick G. McNamee, III
Sanjay Swani
Michael L. Watts

COMPENSATION DISCUSSION AND ANALYSIS

OVERVIEW

This CD&A describes Mobile Mini’s executive compensation program for 2013, along with certain elements of the program for 2014. We use this program to attract, motivate and retain the colleagues who lead our business. In particular, this CD&A explains how the Compensation Committee (referred to as the “Committee” in this “Compensation Discussion and Analysis” section) of the Board made 2013 compensation decisions for our executives, including the following NEOs:

•	Frederick G. McNamee, III, Interim Co-Chief Executive Officer (our former interim co-principal executive officer)(1);

•	Lawrence Trachtenberg, Interim Co-Chief Executive Officer (our former interim co-principal executive officer)(1);

•	Erik Olsson, Chief Executive Officer (our principal executive officer)(2);

•	Mark E. Funk, Executive Vice President and Chief Financial Officer (our principal financial officer);

•	Phillip H. Hobson, Executive Vice President, Operations(3);

•	Ruth L. Hunter, Senior Vice President, Sales and Marketing(4);

•	Christopher J. Miner, Senior Vice President and General Counsel;

•	Deborah K. Keeley, former Senior Vice President and Chief Accounting Officer(5); and

•	Jody E. Miller, former Executive Vice President and Chief Operating Officer(6).

(1)	Frederick G. McNamee, III and Lawrence Trachtenberg were appointed by the Board as Interim Co-Chief Executive Officers effective December 23, 2012 until March 18, 2013.

(2)	Mr. Olsson joined the Company March 18, 2013.

(3)	Mr. Hobson joined the Company April 11, 2013

(4)	Ms. Hunter joined the Company October 1, 2013.

(5)	Ms. Keeley departed the Company effective September 6, 2013.

(6)	Mr. Miller departed the Company effective April 30, 2013.

The Committee has responsibility for establishing, implementing and overseeing the Company’s compensation philosophy as it relates to our executive officers. Our executive officers have broad policy-making authority, and the Committee holds them accountable for the Company’s financial performance and for setting and maintaining a culture of strong ethics.

This CD&A describes Mobile Mini’s compensation program for executive officers, with a particular emphasis on the compensation program and decisions for 2013. The CD&A discusses our compensation framework in greater detail and summarizes compensation elements utilized and actions taken in 2013.

2013 Leadership Transition

Fiscal year 2013 represented a year of transition in the leadership of the Company, with the appointment of Erik Olsson as our new CEO. As part of this process, the Board formed a Search Committee in 2012 to identify and secure a successor and an Executive Committee to work with the Company’s management team throughout the transition period. The Board also appointed interim co-CEO’s to lead the Company along with the other NEOs during the search process.

In addition to its normal duties, the Committee was heavily involved in successfully implementing this leadership transition, including:

•	Crafting the terms of the Employment Agreement with our new CEO to ensure a successful transition.

•	Assisting the Search Committee by providing updated market compensation information for the CEO position and participating in meetings and interviews with the candidates;

•	Overseeing the ongoing compensation programs for the other NEOs and employees at large;

•	Reviewing and recommending to the Board the compensation for our non-executive Chairman of the Board; and

•	Assisting the Search Committee and the Board in developing the employment agreement and compensation arrangements for the new CEO, including his initial equity awards.

Many of these activities were ongoing until early 2013, when we made equity grants to the NEOs and senior management team, including performance-based equity awards.

The Committee took a number of other actions during 2013 to make our executive compensation program more reflective of company performance and more responsive to stockholder interests. These actions included the following:

Action	Rationale
Used “premium” and performance-based stock options for the CEO and select NEOs.	Incorporates a strong performance based element to our equity grants for the executives with an increased emphasis on our long-term financial and stock price performance, and further aligns the interests of executives with the stockholders.
Annual Advisory Vote on Executive Compensation.	Obtain important feedback from our stockholders concerning executive compensation and consistent with best practices from a governance perspective.
Engaged PM&P to conduct a comprehensive review of our executive compensation program and levels.	Verify competitive positioning of our compensation levels and opportunities and to provide context for contemplated program changes for 2014.
Initiate review of Director and Executive stock ownership guidelines.	Align Company leadership more directly with the interests of stockholders.

These actions are described in further detail as follows:

•

Premium and Performance-Based Stock Options. For our NEOs other than Mr. Olsson, our 2013 equity grant mix was 50% service-vested restricted stock grants and 50% performance-based stock options. In addition, as part of his hire-on grants, Mr. Olsson received “premium” options, meaning options issued at a strike price 15% higher than the trading price of the stock on the day of grant. While stock options by their nature are indirectly performance-based since their value is related to the Company’s stock price, our performance-based stock options are subject to additional performance-based vesting based on our EBITDA performance over years 2013 to 2015. We define EBITDA as net income before discontinued operation, net of taxes, interest expense, income taxes, depreciation and amortization, and debt restructuring or extinguishment expense, including any write-off of deferred financing costs. We further adjusted EBITDA to exclude non-cash share-based compensation expense and the effect of certain other adjustments arising as a result of transactions occurring during such fiscal year to arrive at adjusted EBITDA (“EBITDA” or “adjusted EBITDA”).

In addition, to the extent any options do not vest based on performance in a given year, they may vest at a later date based on cumulative performance over the three-year period.

•

Annual Advisory Votes on Executive Compensation. At our 2013 annual meeting of stockholders, we gave our stockholders the opportunity to cast advisory votes on our executive compensation policies and procedures (“Say-on-Pay”). Approximately 72% of the votes cast at that meeting supported our existing policies and procedures.

As the stockholder advisory vote was held after the Committee and the Board had determined the compensation to be paid to the Company’s NEOs for 2013, the Committee and the Board did not take such results into account in determining executive compensation for 2013. However, in determining and deciding on executive compensation for fiscal year 2014, the Committee took into account the results of the 2013 stockholder advisory vote to approve executive compensation, particularly the strong support expressed by the Company’s stockholders, as one of many factors considered in determining the Company’s compensation policies and procedures for 2014.

Our Compensation and Governance Practices

We seek to maintain good governance standards, and continually review and evaluate the effectiveness of our compensation program and practices in this light. These practices include the following:

•	No Gross-ups. We do not provide tax “gross-ups” for change-in-control payments, perquisites or other forms of compensation provided to our executive officers.

•

Performance-based Equity. At least 50% of the equity awards granted to our Chief Executive Officer and selected NEOs for the 2013 performance year have vesting tied to the achievement of financial performance objectives. Additionally, our annual service-vested restricted stock awards provide for a minimum of four-year vesting, except in limited circumstances involving certain terminations of employment.

•	Hedging Prohibition. We prohibit our executive officers and Directors from hedging, or engaging in any derivatives trading, with respect to our common stock.

•

Risk Mitigators. Our executive compensation program includes a number of risk-mitigating controls, including using a mix of performance measures in our incentive plans and granting equity with multi-year service- or performance-based vesting.

•	Stock Ownership Guidelines. We have stock ownership requirements for our executive officers and Directors, as discussed elsewhere in this Proxy Statement.

•

Independent Advisor. The Committee has engaged an independent compensation consultant that has no other ties to the Company or its management and that meets stringent selection criteria (see “— Our Executive Compensation Framework — Role of Compensation Consultant” and “— Setting Executive Compensation for 2013 and 2014”).

•	Ongoing Investor Dialogue. We maintain a robust investor outreach program that enables us to obtain ongoing feedback concerning our compensation program, as well as how we disclose that program.

OUR EXECUTIVE COMPENSATION FRAMEWORK

Compensation Philosophy and Objectives

The Committee believes that Mobile Mini’s executive compensation program implements and achieves the goals of our executive compensation philosophy. The Committee believes that an effective executive compensation program rewards the achievement of identified annual, long-term and strategic goals by the Company. An effective program seeks to align the interests of the Company’s executives with those of its stockholders by rewarding the achievement of performance objectives which exceed established goals that may be expected to enhance stockholder value. The Committee considers performance and compensation to ensure that the Company is able to attract, motivate and retain superior people in key positions and that compensation provided to key employees is competitive relative to the compensation paid to similarly situated executives in peer companies generally. The Committee believes that an effective means of achieving those objectives is to provide a compensation package to the Company’s NEOs and other executives that includes both cash and stock-based compensation that rewards performance measured against established goals.

Compensation decision-making in early 2013 reflected continued improvement in the operational environment for the Company. As described above, the 2012 equity award grants for the NEOs were postponed due to the CEO leadership transition, and were subsequently made in 2013.

Applying Our Compensation Philosophy, Goals and Principles

We apply our compensation philosophy, goals and principles as follows:

•

Both individual compensation elements and total direct compensation are structured to be closely aligned with the compensation of similarly-sized U.S.-based companies in our industry and related industries. We believe the salaries we pay to our executives are conservative relative to the salary levels paid by Mobile Mini’s peer group. This belief is supported by the results of PM&P’s 2013 compensation review, which reflected that our base salaries were approximately at the 50th percentile levels in the aggregate relative to market.

•

Our non-equity incentive program for our NEOs is based on Mobile Mini’s performance on the following three financial metrics, as adjusted during the year for acquisitions and other events or for certain expenses: earnings per share (“EPS”), EBITDA, and returned on capital employed (“ROCE”). ROCE is defined as adjusted EBITDA less depreciation and amortization expense divided by the sum of total assets less non-interest bearing liabilities.

For 2013, potential individual payouts for NEOs ranged from 1% to 200% of targeted non-equity incentive compensation depending on the Company’s realization of pre-determined EPS, EBITDA and ROCE objectives. If actual EPS, EBITDA and ROCE performance failed to reach a minimum 90% threshold of the pre-determined objectives, the NEOs non-equity incentive payment would be $0. If actual EPS, EBITDA and ROCE performance reached a threshold of 90% to 120% of pre-determined objectives, the non-equity payout would be pro-rated between 1% to 200% of targeted incentive compensation, with a maximum payout of 200%.

•

Awards under our equity-based incentive program are aligned with the interests of our stockholders because they deliver value based on relative and absolute stockholder return, encourage stock ownership and promote retention of key talent.

•	Our executive compensation structure is designed to deliver a significant portion of total direct compensation for our NEOs in the form of long-term incentive awards.

Role of Compensation Committee

The Committee typically works closely with the CEO to structure the Company’s annual and long-term incentive-based executive compensation to motivate executives to achieve the business goals set for the Company and to reward the executives for achieving those goals. This structure may take the form of Company-wide goals or discrete business unit based goals, or a combination thereof, depending upon various factors, including a particular executive’s role in the Company and his or her primary areas of responsibility. The Committee historically reviews and sets executive compensation during November or December of each year in conjunction with the Company’s budgeting process for the following year. This process includes setting the Company’s near- and long-term business goals, together with the Company’s financial performance targets and other business goals for the coming fiscal year.

The Committee has no pre-established policy or set allocation between either cash and non-cash compensation or short-term and long-term incentive compensation. Rather, the Committee considers the views of the executives as to the retention and motivation effects of various types of compensation awards, the historical compensation patterns of the Company’s compensation awards and other subjective and objective factors, including the performance of the senior executive management team and each individual executive during recent periods. The Committee noted that historically the compensation of our former CEO and other NEOs have been heavily weighted towards incentive compensation, with approximately 30% of each officer’s target total compensation based upon base salary and the remainder based upon achievement of goals under the cash bonus plan and restricted stock or option awards, which are valued based on the market price of the Company’s common stock on the date of the award.

Role of the Company’s President and Chief Executive Officer

Due to the CEO transition in early 2013, the establishment of 2013 performance targets and individual performance objectives for the Company’s senior management, including the Company’s NEOs, were recommended by the Committee and reviewed by the full Board. Going forward, we believe Mr. Olsson will make recommendations to the Committee and the full Board for the establishment of performance targets and individual performance objectives for the Company’s senior management.

Our CEO typically reviews the performance of each of the other NEOs against his or her objectives and presents his evaluation of such NEOs performance to the Committee. However, recommendations about individual compensation elements and total compensation are ultimately made by the Committee, using its judgment, focusing primarily on each NEO’s performance against his or her individual financial and strategic objectives, as well as the Company’s overall performance. The Committee also considers a variety of qualitative factors, including the business environment in which the results were achieved. Therefore, the Committee makes recommendations regarding each NEO’s compensation based on multiple factors, including the competitive market and Company and individual performance. As required by the Committee’s Charter, these recommendations are made to the full Board of the Company, which approves all compensation plans for senior management.

Compensation Committee Interlocks and Insider Participation

Mr. McNamee was appointed by the Board effective December 23, 2012 as Interim Co-Chief Executive Officer until the Company completed the process of hiring a permanent CEO in March 2013. During 2012, other than Mr. McNamee’s temporary appointment, none of the other members of the Compensation Committee was or is an officer or employee of Mobile Mini before or during such service, and no executive officer of Mobile Mini served or serves on the compensation committee or board of directors of any company that employed or employs any member of the Company’s Committee or Board.

Role of Compensation Consultant

Pursuant to its Charter, the Committee has the authority to engage independent compensation consultants and other professionals to assist in the design, formulation, analysis, and implementation of compensation programs for our executive officers. As described elsewhere in this Proxy Statement, the Committee has engaged

PM&P from time to time to review various elements of the Company’s overall compensation program, including performing reviews of the Company’s executive and non-employee director compensation plans, which were concluded in December 2013.

Evaluation of CEO Performance

As noted above, the Committee makes recommendations to the full Board regarding the performance targets and individual performance objectives for the Company’s senior management, including the Company’s CEO. Recommendations about the CEO’s compensation elements and total compensation are made by the Committee, using its judgment, focusing primarily on the CEO’s performance against his individual financial and strategic objectives, as well as the Company’s overall performance and the qualitative factors discussed below.

CEO’s Ability to Call Meetings of the Compensation Committee or Meet with Consultants

In accordance with the Committee’s Charter, the Committee meets as often as it determines is appropriate to carry out its responsibilities under the Charter. Meetings of the Committee may be called by any member of the Committee. The Chairman of the Committee (Mr. Jeffrey S. Goble), in consultation with the other Committee members, determines the frequency and length of the Committee meetings and sets meeting agendas consistent with the Committee’s Charter. Mr. Goble coordinates the scheduling of Committee meetings with the CEO or other senior management, as appropriate however, so as not to conflict with other Board meetings. Under the terms of the Committee’s Charter, the Committee may invite to its meetings any Director, member of management of the Company, and such other persons as it deems appropriate in order to carry out its responsibilities.

SETTING EXECUTIVE COMPENSATION FOR 2013 AND 2014

2013 Compensation

As part of the Board’s search for a new CEO, the Committee engaged PM&P in 2012 to review market compensation levels for the CEO based on the Company’s peer group from 2011 and compensation surveys. The Committee also reviewed the base salaries of the Company’s other executive officers to ensure they fairly and competitively compensated these individuals for the jobs they each perform. In determining compensation for 2013, the Committee considered the Company’s performance in fiscal 2012, the current economic outlook, the Company’s prospects for 2013 and the Company’s efforts to cut or control costs. PM&P reviewed the proposed 2013 compensation levels and recommendations for the CEO and other NEOs, and attended the Committee meetings where these matters were discussed, and provided its input regarding same. Based on all of the foregoing factors, the Committee recommended to the full Board, and the full Board concurred, that the Company approve the merit increases and equity incentive compensation described in detail under “2013 Executive Compensation Key Components” in this Proxy Statement.

CEO Compensation

Following a national search by our Search Committee and significant additional efforts of our Committee and the full Board, on March 18, 2013, the Board appointed Mr. Erik Olsson to our Board and to be our President and Chief Executive Officer. In connection with this appointment, Mr. Olsson entered into an employment agreement with the Company. The terms of this agreement are summarized in the Company’s Current Report on Form 8-K filed with the SEC on dated March 20, 2013.

In developing the compensation arrangements for Mr. Olsson, the Board placed significant emphasis on aligning Mr. Olsson’s compensation with stockholder value creation. Particular emphasis was placed on stock-based compensation which has significant performance criteria included. The compensation arrangements have the following components:

•	Base salary of $1,000,000;

•	Targeted annual short-term incentive cash target bonus of $1,000,000; and

•	Targeted annual long-term incentive awards of $1,500,000.

Additionally, Mr. Olsson received one-time inducement grants of:

•

Stock options for 1,000,000 shares of our common stock at the closing market price as of March 18, 2013 of $28.27 per share. The vesting of these options is subject to the achievement of certain EBITDA and net debt targets in 2013, 2014 and 2015.

•	Stock options for 500,000 shares of our common stock at a price of $32.51, which represented a 15% premium to the closing market price as of March 18, 2013.

•	Stock options for 500,000 shares of our common stock at a price of $36.75, which represented a 30% premium of the closing market price as of March 18, 2013.

•	$1,500,000 in restricted common stock each year, vesting over four years with 50% of the award tied to the achievement of future performance objectives established by the Board at the time of grant.

The substantial majority of Mr. Olsson’s equity awards and his overall compensation package are heavily performance-based, which we believe are well-aligned with the stockholders of the Company.

These amounts were reviewed in detail by the Committee and PM&P. A significant portion of Mr. Olsson’s compensation opportunity was tied to Company performance and our stock price, based upon combined targeted annual- and long-term incentive award values. The factors considered by the Committee in determining Mr. Olsson’s compensation are discussed under “— 2013 Executive Compensation Key Components.”

Other NEO Compensation

The Committee also made compensation adjustments for each of the other continuing NEOs and salaries for each newly hired NEO. These adjustments and hiring salaries were based upon the recommendations of our Chief Executive Officer, evaluations by the Committee and the other independent members of the Board of each individual’s performance, salary data from peer and comparator groups, internal pay relationships based on relative duties and responsibilities, the NEO’s impact on the Company’s results, the NEO’s future advancement potential, and the need to retain the NEO. Based upon these considerations, the Committee adjusted the base salaries and made a number of adjustments to the target compensation of our other NEOs, in all cases reflecting the NEO’s responsibilities and the factors listed above.

In 2013, to facilitate its review and determination of executive compensation, the Committee engaged PM&P to conduct a competitive review of our executive compensation program. PM&P was similarly engaged in the latter part of 2012 to assist the Committee and the Search Committee with the search for a new CEO. In connection with the 2013 review and in consultation with PM&P and senior management of the Company, the Committee identified a peer group composed of industry competitors and related industry companies roughly similar to the Company in revenue size or market capitalization. The peer group consists of the following 15 companies:

Peer Companies
Aircastle Ltd	General Finance Corp.	Speedy Hire Plc
Air Lease Corp.	H&E Equipment Services, Inc.	Strongco Corp.
Ashtead Group Plc	Iron Mountain, Inc.	TAL International Group Inc.
Cintas Corporation	McGrath Rentcorp	Team, Inc.
G&K Services, Inc.	Ritchie Bros Auctioneers Inc.	United Rentals Inc.

In addition to peer group data, six published or private compensation surveys were also utilized in PM&P’s 2013 report and comparisons to survey benchmark positions were made based on Mobile Mini’s size. PM&P completed its review in December 2013 and presented its analysis of our executive compensation program relative to peer and survey 25th, 50th and 75th percentile levels. Overall, the study suggested that Mobile Mini’s total direct compensation (base salary, annual bonus and long-term incentive values) was between the 50th and 75th percentile market levels (when excluding the CEO, as the hire-on grants were not representative of the program as a whole). In addition, PM&P reviewed the proposed changes to the executive compensation program structure and on-going opportunities for 2014, and found that aggregate target total direct compensation levels would be similarly positioned.

2013 EXECUTIVE COMPENSATION KEY COMPONENTS

Summary of Key Compensation Elements

The table below summarizes the main elements of NEO compensation for the fiscal year ended December 31, 2013, other than Mr. Olsson’s one-time inducement stock grants described elsewhere herein:

Element	Type	Description And Terms
Base Salary	Cash	• The fixed amount of compensation for performing day-to-day responsibilities • Generally eligible for increase annually, depending on Company and individual performance.
Cash-Based Incentive Compensation	Cash

•  Provides competitively-based annual incentive awards for achieving Mobile Mini’s short-term financial goals and other strategic objectives measured over the current year.

•  Targeted compensation is based primarily on the realization of specific EBITDA, EPS and ROCE objectives.

Equity-Based Long-Term Incentive Compensation	Stock Options (representing 50% of total annual grant value)

•  The 2013 stock option grants vest over three years, subject to achievement of specific performance-based objectives for 2013 to 2015 set at the time of grant.

•  Options only have value to the extent our stock trades above the stock price on the grant date.

	Restricted Stock Awards (representing 50% of total annual grant value)	• The 2013 restricted stock awards vest ratably over four years.
Retirement	401(k) Savings Plan	A qualified 401(k) Plan that provides participants with the opportunity to defer a portion of their compensation, up to tax code limitations, and may receive a company matching contribution.
Other	Perquisites	Modest ancillary benefits provided to executives by the Company.

Each of these elements of executive compensation for 2013 is explained in further detail below:

Base Salary

Mobile Mini provides NEOs and other employees a base salary to compensate them for services rendered during the fiscal year.

Base salary for each NEO is determined on the basis of his or her position and responsibility. During its review of base salaries for executives, the Committee primarily considers an internal review of the executive’s compensation and the performance of the executive. Salary levels are considered annually as part of the

Committee’s year-end review process, and in conjunction with the annual budget and performance forecasting of management, which is generally conducted during November or December of each year.

Non-Equity Incentive Plan and Bonuses

Under the Company’s Non-Equity Incentive Plan, the Company’s Chief Executive Officer, Chief Financial Officer, other executive officers and certain employees (including the other NEOs) are eligible for a cash bonus if the Company achieves identified performance objectives. For 2013, the performance objectives are based on EBITDA, EPS and ROCE. Branch and regional managers, sales managers and division Senior Vice Presidents also have a component of revenue in their performance goals (each, a “Performance Category”). Revenue, EBITDA, EPS and ROCE performance objectives are established by the Committee and the Board during the Company’s budgeting process, and those amounts are discussed by management with the Committee and then linked to “target” and “maximum” potential bonus payments. We believe that linking these Performance Category objectives to specific potential bonus payments aligns the interests of the executive officers to the long-term interests of our stockholders.

The budgeting process and the related establishment of bonus payout levels involve the Company’s management building operating budgets using different assumptions concerning factors that have a direct and measurable effect upon the Company’s financial and operating performance, including, for example, trends in general economic conditions, trends in specific industries (such as the non-residential construction industry or the retail trade industry) in which large numbers of the Company’s customers operate, interest rates and other factors. The performance goals may be adjusted during the performance period to account for acquisitions and other events that have predictable and quantifiable effects upon the levels initially set in connection with the performance goals. Under each of the goals, the Committee adopted a sliding scale under which the Chief Executive Officer, the other NEOs and each other executive officer could earn bonuses. Targeted bonus amounts historically have been equal to a percentage of the executive’s base salary, with the percentage ranging from 1% up to a maximum of 200% of base salary if the maximum performance objective was achieved in each Performance Category.

For 2013, the Committee designated the annual Performance Categories as adjusted EBITDA, adjusted diluted EPS and ROCE. These measures applied to all NEOs. Under the 2013 Incentive Bonus Plan, if achieved Company performance had been equal to 90% but less than 100% of the target goals for EBITDA, EPS and ROCE, the employee would be eligible for a pro-rated bonus ranging from 1% to 99% of his or her target bonus amount associated with those Performance Categories. If achieved performance was equal to 100% but less than 110% of target goals for EBITDA, EPS and ROCE, the employee would be eligible for 100% to 149% of his or her targeted bonus amount. If achieved performance was 10% but less than 20% above the target goal for EBITDA, EPS and ROCE, the employee would be eligible for 150% to 199% of his or her target bonus amount associated with that Performance Category. If achieved performance was 20% or more above target goals for EBITDA, EPS, ROCE, the employee would have been eligible for 200% of his or her target bonus amount associated with those Performance Categories. For achieved performance above or below the target goals, bonuses would be pro-rated within those category ranges. As in prior years, the budgeted performance goals are adjusted during the year to account for acquisitions or other events.

The following chart illustrates, for the NEOs, the Performance Category weighting and the performance levels necessary to achieve threshold, target and maximum bonus payout amounts, along with actual results during the 2013 measurement period:

Measure	Weight	Threshold	Target	Maximum	Actual Results	% of Target Achieved	% of Target Bonus Earned
Adjusted EBITDA	50%	$145,669,500	$161,855,000	$194,226,000	$162,763,000	100.6	102.8
Adjusted Diluted EPS	30%	$0.99	$1.10	$1.32	$1.15	104.5	122.7
ROCE	20%	11.25%	12.50%	15.00%	13.00%	104.0	120.0

In 2013, with an improved economy after the lingering effects of the recent recession, the Company continued to cut costs to manage profitability, generate positive cash flow and pay down debt. As a result of these efficiencies and improvements, the cash bonus awards under which NEOS qualified for cash payments under the Company’s Non-Equity Incentive Plan were achieved for EBITDA, EPS and ROCE between “target” and “maximum” for the objectives set in 2013.

During the past five years, including 2013, the Company’s Chief Executive Officer and Chief Financial Officer received incentive bonuses between the target and maximum one time (2013) threshold and target levels two times (2011 to 2012) and no incentive bonus two times (2009 to 2010). The Non-Equity Incentive Plan payout percentage, excluding discretionary bonuses, over the past five years, including 2013, has been between 0% and 112% of the CEO’s and other NEOs’ target awards, with an average payment of approximately 57%, including a guaranteed incentive bonus to one NEO. Generally, the Committee endeavors to set the target payout level such that the relative difficulty of achieving the goal is anticipated to be consistent from year to year. The Committee developed the Non-Equity Incentive Plan over time and believes it aligns the efforts of the Company’s management with the interests of its stockholders.

Equity-Based Incentives

The Committee may grant stock options, awards of restricted stock and other equity-based awards to executives and other employees under our 2006 Equity Incentive Plan. The 2006 Equity Incentive Plan was adopted by the Board in February 2006 and approved by the Company’s stockholders in June 2006 at the annual meeting of stockholders for such year. The 2006 Equity Incentive Plan was amended in 2009 and 2013, which amendments were approved by our stockholders at the annual meetings of stockholders for such years. In granting awards under this plan, the Committee may establish any conditions or restrictions it deems appropriate. The Company’s CEO traditionally has recommended to the Committee the size of stock-based awards for all other officers and employees as part of the Company’s annual budget process. Grants of equity-based awards to officers and other employees of the Company are made by the Committee in each instance.

The Company historically has used multiple forms of equity-based incentives to align employee performance with stockholder value. These include shares of restricted stock that vest over time (typically four years for NEOs), shares of restricted stock that vest over time and upon the achievement of yearly EBITDA targets (typically over four years), stock options that vest over time (typically four years for NEOs), and stock options that vest over time and upon the achievement of yearly EBITDA targets (typically over three years).

Below is a summary of the types of equity-based incentive grants made for each of the identified performance years and the associated vesting method.

2011	2012	2013**
50% time based restricted stock (vests over 4 years)	50% time based restricted stock (vests over 4 years)	50% time based restricted stock (vests over 4 years)

50% time based stock options (vests over 4 years)	50% performance based stock options* (vests over 3 years)	50% performance based stock options (vests over 3 years)

(Granted 2010)	(Granted 2011)	(Granted 2013)

*	For all NEOs other than Mr. Miner, whose 2012 stock options were only time based and vest over four years.

**	Does not include Mr. Olsson’s one-time inducement stock grants described elsewhere herein.

The Committee has concluded that the above-referenced equity incentives and compensation structure do not encourage unnecessary or excessive risk taking because our compensation program by design does not incentivize excessive risk taking. Our base salary component of compensation does not encourage risk taking because it is a fixed amount. The current equity-based incentives have the following risk-limiting characteristics:

•

All of the equity stock awards include a time-vesting component over multiple years, which align the interests of executive officers to long-term stockholder interests and does not reward gains based on short-term performance;

•	Time-based restricted stock awards and stock option awards vest solely based on time in equal installments over multiple years if the recipient remains employed throughout the vesting period;

•

Performance-based restricted stock awards and stock option awards require the achievement of performance targets over multiple years and the cumulative performance feature mitigates against executives focusing on specific short-term outcomes;

•

Awards based on the achievement of performance targets are made based on a review of a variety of indicators of performance, thus diversifying the risk associated with any single indicator of performance;

•	Members of the Committee approve the final equity incentive awards in their discretion, after the review of executive and corporate performance; and

•	All of the members of the Committee are independent directors.

Annual grants of equity-based awards, including awards of shares of restricted stock, to executive officers are historically made in late December. In some instances, the Committee may delay the making of some awards until the first quarter of the following year. Such delays generally would be related to the completion of other Committee or Company actions, such as completion of annual budgeting or completion of compensation or other governance studies or reports or, in the case of 2013, completion of the Company’s search for a new CEO. The delays are not related to closing of a financial reporting period or to time awards to announcements of Company information. In connection with the hiring or promotion of new executive officers during the course of the year, the Committee generally will make an equity plan award of stock options or, currently, shares of restricted stock, at the time the individual is first elected to the executive officer position, with any further awards to be made in connection with the annual setting of compensation by the Committee during the fall.

Historically, in late fall the Board approves a budget for the next operating year. As part of that budget-setting process and performance review of each executive officer, the CEO proposes compensation amounts for each executive officer made up of base salary, target bonus amounts and target dollar amount of equity awards. The Committee and full Board review the recommendations of the CEO and the performance of each of the executive officers and approve base salary, target bonus amounts and target dollar amount of equity awards for each executive office.

For the 2013 compensation year, granted in the spring of 2013, the approved dollar amount for equity awards for the NEOs was divided into grants of 50% of the approved equity amount in the form of restricted stock with time-based vesting and 50% of the approved amount for selected NEOs in the form of stock options subject to performance-based vesting. For the CEO, the approved dollar amount for equity awards was divided into grants of 50% restricted stock and 50% stock options, with each award subject to 50% time-based vesting and 50% performance-based vesting.

As described above in “2013 Leadership Transition,” the Committee postponed equity awards for the NEOs and senior executives until the CEO search was completed in March 2013. Equity awards to the existing NEOs were made on March 15, 2013, and to other NEOs upon hiring. These grants consisted of a combination of stock options with performance-based vesting, and stock options and restricted stock with time-based vesting in the following amounts:

	Stock Options		Restricted Stock (# of shares)
	Number	Exercise Price	Number
Mark E. Funk	83,044	$28.83	19,914
Phillip H. Hobson	33,126	$27.57	14,508
Ruth L. Hunter	20,213	$37.54	7,421
Jody E. Miller (former Chief Operating Officer)	—	—	—
Deborah K. Keeley (former Chief Accounting Officer)	33,689	$28.83	8,079
Christopher J. Miner	22,202	$28.83	5,324

If any year’s grants include equity with performance-based targets, once the budgeting process is completed and approved by the Board, the Committee sets performance measures for that fiscal year that must be met in order for the executive officer to vest in their awards. Because the vesting of performance-based awards requires the achievement of yearly EBITDA objectives over a period of years, at the time of grant, the Committee also establishes individual future year EBITDA objectives for the covered by the award.

As disclosed in this Proxy Statement, in addition to the annual EBITDA objectives established for each year, there is a cumulative performance objective that applies to all shares that did not vest due to the failure to achieve earlier yearly targets. Typically, this “cumulative year period” is four years for performance-based restricted stock and three years for performance-based stock options. If the sum of the cumulative EBITDA actually achieved over the cumulative year period is greater than 90% of the sum of the EBITDA objectives for the same cumulative year period on a grant-by-grant basis, then shares will vest in proportion to the ratio achieved between 90% and 100%. In other words, performance shares that do not vest due to failure to achieve an EBITDA objective in any given year may nevertheless vest at the end of the cumulative year grant period if the cumulative EBITDA achieved is 90% or more of the original cumulative year goal period.

The Company re-evaluates the probable outcome of the performance measures (i.e., likelihood of achieving the previously-set EBITDA targets) at least annually for all prior grants and reflects this likelihood and the value of the associated shares in column (e) of the Summary Compensation Table in this Proxy Statement. The Company currently believes the performance measures of all future performance targets will be achieved.

Set forth below is a table that summarizes the vesting history of the Company’s performance-based equity grants for the periods indicated, including the percent of the goal achieved and the corresponding outcome.

Vesting History of Grants	Target Amount $	% of Target Achieved	Outcome
2010 Initial Performance Year(1)
2010 EBITDA	131,417,895	103%	Vested
2011 EBITDA	137,988,790	104%	Vested
2012 EBITDA(3)	151,787,669	97%	Vested
2013 EBITDA(3)	166,966,436	97%	Vested
2011 Initial Performance Year(2)	n/a	n/a	n/a
2012 Initial Performance Year(1)
2012 EBITDA	124,235,660	118%	Vested
2013 EBITDA	139,765,118	116%	Vested
2013 Initial Performance Year(1)
2013 EBITDA(4)	161,855,000	101%	Vested

(1)	Goal is set as a percentage of adjusted EBITDA.

(2)	The Company did not award performance-based equity grants for the 2011 compensation year.

(3)	The 2010 grants were subject to a look back in which the combined percentage was 100.1% and all years vested.

(4)	Mr. Olsson’s adjusted EBITDA target was established at $162,326,000 for 2013 and vested.

401(k) Savings Plan and Other Retirement Benefits

Mobile Mini maintains a contributory retirement plan, the 401(k) Plan, covering all eligible employees in the United States with at least 30 days of service. This plan is designed to provide tax-deferred retirement benefits to employees in accordance with the provisions of the Internal Revenue Code. The Company may make an annual qualified non-elective contribution in an amount it determines, and may also make discretionary profit-sharing contributions. In 2013, the Company made a contribution, to employees with at least one year of service, equal to 25% of each participating employee’s contribution, up to an annual maximum of $1,000 per employee. The amount the Company contributed to each NEO in 2013, if any, is reflected in column (i) of the “2013 Summary Compensation Table” in this Proxy Statement. The Company also has a Registered Retirement Savings Plan regulated by Canadian law, where the Company makes matching contributions to its Canadian employees.

In the U.K., the Company’s employees are covered by one of two separate defined contribution programs. The employees become eligible to participate in the programs once any initial employment probationary period is completed. The plans are designed as retirement benefit programs into which the Company contributes an amount equal to 5% or 7% of the employees’ annual salary into the plan. Depending on the plan, employees contribute either 0% or 2.5% of their annual salary into the plan and have the right to make further contributions if they so elect. The participants have the right to direct the investment of their funds among certain named plans. Annual charges are deducted from each employee’s fund to cover the administrative costs of these programs.

The Company does not maintain any other retirement plans under which executives or any other employees earn the right to receive benefits upon retirement.

Perquisites and Other Personal Benefits

Mobile Mini provides the NEOs with minimal perquisites and other personal benefits. The costs of the perquisites and personal benefits for the NEOs for the fiscal year ended December 31, 2013 are included in column (i)  of the “2013 Summary Compensation Table” in this Proxy Statement.

2014 COMMITTEE ACTIONS

Executive Compensation Program Changes

During 2013, management executed an extensive repositioning of the Company. In order to better align our compensation program with these initiatives, we are making substantial changes to our annual incentives and equity compensation for 2014:

Annual incentives (bonuses)

•	Target bonuses as a percentage of base salary are tiered by level and have been revised to be consistent among the executive team;

•	At a Corporate level, the financial performance measures are Adjusted EBITDA (50%) and Return on Capital Employed (ROCE) (50%) only, i.e., EPS is no longer a metric;

Equity compensation

•	The number of employees eligible for annual equity grants has been substantially reduced from over 200 employees to approximately 50;

•	The value of annual grants has been restructured as a percentage of base salary based on level;

•

The mix of equity has also been revised: 50% of the grant value will be time-based (service-vested) restricted stock, and 50% will be in the form of stock options with a premium exercise price (15% premium to stock price at grant).

In addition, we are instituting stock ownership guidelines as a multiple of base salary for our executive officers effective in 2014:

•	Chief Executive Officer — five times base salary

•	Executive Vice Presidents and Senior Vice Presidents — three times base salary

•	Vice Presidents — one times base salary

Executive officers will have five years from hire of the effective date of the policy to meet the guidelines.

Finally, effective March 2014, we adopted an Executive Officer Clawback Policy applicable to our executive officers (Chief Executive Officer, Executive Vice Presidents and Senior Vice Presidents), covering recoupment of incentive compensation in the event of a financial restatement caused by fraud or intentional manipulation of performance measures that affect incentive plan payments.

Employment Agreements

Erik Olsson. On March 18, 2013, the Company appointed Mr. Olsson to the position of President and Chief Executive Officer of the Company and entered into an executive employment agreement with Mr. Olsson. The employment agreement provides for Mr. Olsson’s continued employment as President and Chief Executive Officer of the Company for a term expiring on December 31, 2015, subject to automatic extensions for successive one year periods unless the Company or Mr. Olsson gives written notice within the ninety (90) day-period prior to December 31st of each year of an intention to terminate employment on the last day of the then-current employment period.

Mr. Olsson’s 2013 base annual salary was $1,000,000. His base salary is reviewed annually. Mr. Olsson is eligible for an incentive bonus, subject to the terms and conditions of the Company’s incentive bonus plan and as the Compensation Committee may determine. He is eligible to participate in all equity-based employee benefit plans maintained by the Company including, but not limited to, the Company’s 2006 Equity Incentive Plan. He will also receive certain other benefits, including participation in all employee benefit plans, vacation and sick leave.

As an inducement to execute the employment agreement, Mr. Olsson received restricted stock grants and stock options as specified in the employment agreement. In addition, during the term, Mr. Olsson will receive an annual award of restricted shares of the Company’s common stock with a grant date value of $1,500,000.

The Company may terminate the employment agreement for Cause (as defined in the employment agreement), including (i) theft, material dishonesty in connection with Mr. Olsson’s employment, or intentional falsification of any employment or Company records; (ii) intentional and improper disclosure of Company’s confidential or proprietary information; (iii) Mr. Olsson’s conviction (including any plea of guilty or nolo contendere) for any criminal act that materially impairs Mr. Olsson’s ability to perform his duties for Company; (iv) willful misconduct or breach of fiduciary duty for personal profit by Mr. Olsson, (v) Mr. Olsson’s material failure to abide by Company’s code of conduct or code of ethics policies resulting in demonstrable injury to Company or its reputation, or (vi) a material breach of the employment agreement by Mr. Olsson which is not cured within thirty (30) days of receipt by Mr. Olsson of reasonably detailed written notice from Company. The Company may also terminate the employment agreement upon Mr. Olsson’s disability or by written notice.

Mr. Olsson may terminate the employment agreement for Good Reason (as defined in the employment agreement), including (i) a material, adverse change in his authority, duties or responsibilities, including without limitation any change in his reporting relationship such that he ceases to report directly to the Board; (ii) a failure to pay his base salary or bonus, or any material reduction in his base salary or his target bonus percentage opportunity (subject to applicable performance requirements with respect to the actual amount of bonus earned by Mr. Olsson); (iii) the relocation of his work place for Company to a location more than thirty (30) miles from the primary work location, unless the new primary work location is less than thirty (30) miles away from his home immediately prior to the change; or (iv) the failure of Company or any successor to honor any material term of the agreement. Mr. Olsson may also voluntarily terminate the employment agreement by 30-day prior written notice to the Company.

The employment agreement may terminate upon a Change in Control (as defined in the employment agreement) of the Company, including (i) an acquisition by any person of more than 35% of the voting shares of the Company, (ii) a change in more than 1/3 of the members of the Board, or (iii) the consummation of a merger, consolidation, reorganization, liquidation or dissolution, or sale of all or substantially all of the assets of the Company.

Provided that Mr. Olsson agrees not to compete with the Company for a period of 24 months as described below, Mr. Olsson’s restricted stock and stock options vest immediately upon a Change in Control of the Company. Upon termination by the Company without Cause or resignation by Mr. Olsson for Good Reason, Mr. Olsson is not entitled to further vesting of equity awards and his rights with respect to vested equity awards are determined by the terms of such awards. If Mr. Olsson is terminated by the Company for Cause, all of his vested and unvested equity awards immediately terminate.

Mr. Olsson is entitled to customary fringe benefits, reimbursement of expenses and other benefits as described in the employment agreement.

The employment agreement provides that upon termination by the Company without Cause or resignation by Mr. Olsson for Good Reason within one year following a Change in Control, provided Mr. Olsson agrees not to compete with the Company for a period of 24 months, Mr. Olsson will be entitled to a cash payment equal to two times the sum of his (i) highest base salary during the 90 days preceding the date of separation or base salary immediately prior to the Change in Control event, whichever is greater, and (ii) the target annual cash performance bonus for such period.

If Mr. Olsson is terminated without Cause or resigns for Good Reason other than within one year following the occurrence of a Change in Control, Mr. Olsson is entitled to receive:

•	the continuation of his base salary for 24 months;

•	a prorated annual cash performance bonus based on actual results for the year in which Mr. Olsson leaves the Company, subject to compliance with Section 409A of the Internal Revenue Code; and

•

for a period of 24 months, a monthly cash payment equal to the difference between the (i) monthly cost of health and dental benefits under the Consolidated Omnibus Budget Reconciliation Act of 1985 and (ii) the monthly amount that Mr. Olsson would be required to contribute for health and dental coverage if he were an active employee.

Receipt of the foregoing severance benefits is conditioned on Mr. Olsson’s release of claims against the Company and Mr. Olsson’s compliance with certain post-employment covenants under the employment agreement. Mr. Olsson’s severance payments and other benefits may be reduced to the extent such payments and benefits would constitute “parachute payments” within the meaning of Section 280G of the Internal Revenue Code or would be subject to the excise tax imposed by Section 4999 of the Internal Revenue Code.

The employment agreement also contains covenants not to solicit or compete for 24 months, provided that the covenant not to compete does not apply following a Change in Control unless Mr. Olsson reaffirms his compliance with such covenant following the Change in Control event.

Mark Funk. On October 15, 2008, the Company entered into an employment agreement with Mr. Funk. Mr. Funk became the Company’s Executive Vice President on November 3, 2008 and assumed the Chief Financial Officer position following the filing of the Company’s Quarterly Report on Form 10-Q for the period ended September 30, 2008. The employment agreement automatically renews for successive one-year periods on each December 31 thereafter, unless the Company or Mr. Funk gives 90 days prior written notice of an intention to terminate employment on the last day of the then-current employment period. In December 2009, the Company entered into an amendment to the employment agreement with Mr. Funk relating to the removal or modification of certain post-employment benefits as a result of changes in the Internal Revenue Code. In December 2012, the Company entered into a further amendment with Mr. Funk relating to the compensation payable to Mr. Funk upon termination of his employment without Cause or for Good Reason (each as defined in the employment agreement) and clarifying that severance payments would be triggered in the event the Company elects to terminate the employment agreement rather than allow it to automatically renew at the end of its term.

Mr. Funk’s 2013 base salary was $384,167. The base salary is reviewed annually. Mr. Funk is eligible for an incentive bonus, subject to the terms and conditions of the Company’s incentive bonus plan and as the Compensation Committee may determine. Mr. Funk is eligible to participate in all equity-based employee benefit plans maintained by the Company, including, but not limited to, the Company’s 2006 Equity Incentive Plan. He also receives certain other benefits, including participation in all employee benefit plans, vacation and sick leave, and an automobile allowance of $600 per month.

The Company may terminate the employment agreement for Cause, including upon (i) commission of an act of fraud or intentional misrepresentation or an act of embezzlement, misappropriation or conversion of assets or opportunities of the Company, (ii) dishonesty or willful misconduct in the performance of duties, or (iii) willful violation of any law, rule or regulation in connection with the performance of duties. The Company may also terminate the employment agreement upon Mr. Funk’s disability or by written notice.

Mr. Funk may terminate the employment agreement for Good Reason, including upon (i) assignment to Mr. Funk of material duties inconsistent with those originally contemplated by the employment agreement, (ii) a reduction in base salary (excluding “across the board” reductions for all senior executives), (iii) material breach of the employment agreement by the Company, (iv) purported termination for Cause by the Company where such Cause does not exist, (v) in the case of assignment of the employment agreement by the Company, failure of the Company to obtain from such assigned an agreement to assume and perform under the employment agreement, or (vi) relocation of Mr. Funk to an office outside the Phoenix metropolitan area. Mr. Funk may also voluntarily terminate the employment agreement by giving 90 days prior written notice to the Company.

The employment agreement may terminate upon a Change in Control (as defined in the employment agreement) of the Company, including (i) an acquisition by any person of more than 35% of the voting shares of the Company, (ii) a change in more than 1/3 of the members of the Board, or (iii) the consummation of a merger, consolidation, reorganization, liquidation or dissolution, or sale of all or substantially all of the assets of the Company.

Upon termination by the Company for Cause, death or disability, or upon voluntary termination by Mr. Funk other than for Good Reason, he or his estate is entitled to any Accrued Compensation (as defined in the employment agreement) and, in the case of death or disability, a prorated amount of his cash bonus (determined by the average cash bonus amount paid in the preceding two years). Upon (i) termination by Mr. Funk for Good Reason, (ii) termination by the Company without Cause, or (iii) termination within one year of a Change in Control of the Company, Mr. Funk is entitled to any Accrued Compensation plus a lump-sum severance payment of an amount equal to (a) in the case of Good Reason or without Cause, one times the sum of his then-current annual base salary and the Payment Amount (defined in the amended employment agreement as his annual base salary in effect in the year in which termination occurs), and (b) in the case of a Change in Control and termination within one year thereafter, two times the sum of his then-current annual base salary and the Payment Amount. In addition, the Company will continue to pay certain health insurance amounts for Mr. Funk and his dependents for a period of up to 12 months. Upon a Change in Control or a termination of employment (not including termination by the Company for Cause or voluntary termination by Mr. Funk for other than Good Reason), his equity-based compensation awards shall vest in full in most circumstances.

The employment agreement also provides that Mr. Funk will not solicit employees or customers of the Company during his employment or within two years of the termination of his employment. In addition to the employment agreement, Mobile Mini and Mr. Funk entered into Mobile Mini’s standard indemnity agreement for its Directors and officers.

Phillip H. Hobson. On April 5, 2013, the Company entered into an employment agreement with Mr. Hobson. The employment agreement provides for Mr. Hobson’s continued employment as Executive Vice President, Operations of the Company for a term expiring on December 31, 2013. Notwithstanding this fixed term, the employment agreement automatically renews for successive one-year periods unless the Company or Mr. Hobson gives written notice within the 90-day period prior to December 31 of each of an intention to terminate employment on the last day of the then-current employment period.

Mr. Hobson’s 2013 base annual salary was $400,000. His base salary is reviewed annually. Mr. Hobson’s is eligible for an incentive bonus, subject to the terms and conditions of the Company’s incentive bonus plan and as the Compensation Committee may determine. He is eligible to participate in all equity-based employee benefit plans maintained by the Company, including, but not limited to, the Company’s 2006 Equity Incentive Plan. He will also receive certain other benefits, including participation in all employee benefit plans, vacation and sick leave.

The Company may terminate the employment agreement for Cause (as defined in the employment agreement), including upon (i) commission of an act of fraud or intentional misrepresentation or an act of embezzlement, misappropriation or conversion of assets or opportunities of the Company, (ii) dishonesty or willful misconduct in the performance of duties, or (iii) willful violation of any law, rule or regulation in connection with the performance of duties. The Company may also terminate the employment agreement upon Mr. Hobson’s disability or by written notice.

Mr. Hobson may terminate the employment agreement for Good Reason (as defined in the employment agreement), including upon (i) assignment to Mr. Hobson of material duties inconsistent with those originally contemplated by the employment agreement, (ii) a reduction in base salary (excluding “across the board” reductions for all senior executives), (iii) breach of the employment agreement by the Company, (iv) purported termination for Cause by the Company not in compliance with the agreement, (v) in the case of assignment of the employment agreement by the Company, failure of the Company to obtain from such assign an agreement to assume and agree to perform under the employment agreement, and (vi) relocation of Mr. Hobson to an office outside the Phoenix metropolitan area. Mr. Hobson may also voluntarily terminate the employment agreement by 90-day prior written notice to the Company.

The employment agreement may terminate upon a Change in Control of the Company (as defined in the employment agreement), including (i) an acquisition by any person of more than 35% of the voting shares of the Company, (ii) a change in more than 1/3 of the members of the Board, or (iii) the consummation of a merger, consolidation, reorganization, liquidation or dissolution, or sale of all or substantially all of the assets of the Company.

Upon termination by the Company for Cause, death or disability, or upon voluntary termination by Mr. Hobson other than for Good Reason, Mr. Hobson or his estate is entitled to any Accrued Compensation (as defined in the employment agreement) and, in the case of death or disability, a prorated amount of his cash bonus (determined by the average cash bonus amount paid in the preceding two years). Upon (i) termination by Mr. Hobson for Good Reason, (ii) termination by the Company without Cause, or (iii) termination within one year of a Change in Control of the Company, Mr. Hobson is entitled to any Accrued Compensation plus a lump-sum severance payment of an amount equal to (a) in the case of Good Reason or without Cause, one times the sum of his then-current annual base salary and the Payment Amount (defined in the employment agreement as 75% of his annual base salary in effect in the year in which termination occurs), and (b) in the case of a Change in Control and termination within one year thereafter, two times the sum of his then current annual base salary and the Payment Amount. In addition, the Company will continue to pay certain health insurance amounts for Mr. Hobson and his dependents for a period of up to 24 months. Upon a Change in Control or a termination of employment (not including termination by the Company for Cause or voluntary termination by Mr. Hobson for other than Good Reason), his equity-based compensation awards shall vest in most circumstances.

The employment agreement also provides that Mr. Hobson will not solicit employees or customers of the Company during his employment or within two years of the termination of his employment.

Christopher J. Miner. On December 22, 2009, the Company entered into an employment agreement with Mr. Miner. The employment agreement provides for Mr. Miner’s continued employment as Senior Vice President and General Counsel of the Company and automatically renews for successive one-year periods unless the Company or Mr. Miner gives written notice within the ninety (90) day period prior to December 31st of each year of an intention to terminate employment on the last day of the then-current employment period. In

December 2012, the Company entered into an amendment to the employment agreement with Mr. Miner relating to the compensation payable to Mr. Miner upon termination of his employment without Cause or for Good Reason (each as defined in the employment agreement) and clarifying that severance payments would be triggered in the event the Company elects to terminate the employment agreement rather than allow it to automatically renew at the end of its term.

Mr. Miner’s 2013 base annual salary was $290,000. His base salary is reviewed annually. Mr. Miner is eligible for an incentive bonus, subject to the terms and conditions of the Company’s incentive bonus plan and as the Compensation Committee may determine. He is eligible to participate in all equity-based employee benefit plans maintained by the Company, including, but not limited to, the Company’s 2006 Equity Incentive Plan. He will also receive certain other benefits, including participation in all employee benefit plans, vacation and sick leave, and reimbursement of his state bar and continuing legal education expenses.

The Company may terminate the employment agreement for Cause, including upon (i) commission of an act of fraud or intentional misrepresentation or an act of embezzlement, misappropriation or conversion of assets or opportunities of the Company, (ii) dishonesty or willful misconduct in the performance of duties, or (iii) willful violation of any law, rule or regulation in connection with the performance of duties. The Company may also terminate the agreement upon Mr. Miner’s disability or by written notice.

Mr. Miner may terminate the employment agreement for Good Reason, including upon (i) assignment to Mr. Miner of material duties inconsistent with those originally contemplated by the employment agreement, (ii) a reduction in base salary (excluding “across the board” reductions for all senior executives), (iii) breach of the employment agreement by the Company, (iv) purported termination for Cause by the Company not in compliance with the agreement, (v) in the case of assignment of the employment agreement by the Company, failure of the Company to obtain from such assign an agreement to assume and agree to perform under the employment agreement, and (vi) relocation of Mr. Miner to an office outside the Phoenix metropolitan area. Mr. Miner may also voluntarily terminate the employment agreement by 90-day prior written notice to the Company.

The employment agreement may terminate upon a Change in Control of the Company (as defined in the employment agreement), including (i) an acquisition by any person of more than 35% of the voting shares of the Company, (ii) a change in more than 1/3 of the members of the Board, or (iii) the consummation of a merger, consolidation, reorganization, liquidation or dissolution, or sale of all or substantially all of the assets of the Company.

Upon termination by the Company for Cause, death or disability, or upon voluntary termination by Mr. Miner other than for Good Reason, Mr. Miner or his estate is entitled to any Accrued Compensation (as defined in the employment agreement) and, in the case of death or disability, a prorated amount of his cash bonus (determined by the average cash bonus amount paid in the preceding two years). Upon (i) termination by Mr. Miner for Good Reason, (ii) termination by the Company without Cause, or (iii) termination within one year of a Change in Control of the Company, Mr. Miner is entitled to any Accrued Compensation plus a lump-sum severance payment of an amount equal to (a) in the case of Good Reason or without Cause, one times the sum of his then-current annual base salary and the Payment Amount (defined in the amended employment agreement as 60% of his annual base salary in effect in the year in which termination occurs), and (b) in the case of a Change in Control and termination within one year thereafter, two times the sum of his then current annual base salary and the Payment Amount. In addition, the Company will continue to pay certain health insurance amounts for Mr. Miner and his dependents for a period of up to 24 months. Upon a Change in Control or a termination of employment (not including termination by the Company for Cause or voluntary termination by Mr. Miner for other than Good Reason), his equity-based compensation awards shall vest in most circumstances.

The employment agreement also provides that Mr. Miner will not solicit employees or customers of the Company during his employment or within two years of the termination of his employment.

Ruth L. Hunter. On September 3, 2013, the Company entered into an employment agreement with Ms. Hunter. The employment agreement provides for Ms. Hunter’s continued employment as Senior Vice President, Sales and Marketing of the Company for a term expiring on December 31, 2014. Notwithstanding this fixed term, the employment agreement automatically renews for successive one-year periods unless the Company or Ms. Hunter gives written notice within the ninety (90) day period prior to December 31st of each year of an intention to terminate employment on the last day of the then-current employment period.

Ms. Hunter’s 2013 base annual salary was $325,000. Her base salary is reviewed annually. Ms. Hunter is eligible for an incentive bonus, subject to the terms and conditions of the Company’s incentive bonus plan and as the Compensation Committee may determine. Under the employment agreement, Ms. Hunter was guaranteed a $140,000 bonus for 2013. She is eligible to participate in all equity-based employee benefit plans maintained by the Company, including, but not limited to, the Company’s 2006 Equity Incentive Plan. She will also receive certain other benefits, including participation in all employee benefit plans, vacation and sick leave.

The Company may terminate the employment agreement for Cause (as defined in the employment agreement), including upon (i) commission of an act of fraud or intentional misrepresentation or an act of embezzlement, misappropriation or conversion of assets or opportunities of the Company, (ii) dishonesty or willful misconduct in the performance of duties, or (iii) willful violation of any law, rule or regulation in connection with the performance of duties. The Company may also terminate the employment agreement upon Ms. Hunter’s disability or by written notice.

Ms. Hunter may terminate the employment agreement for Good Reason (as defined in the employment agreement), including upon (i) assignment to Ms. Hunter of material duties inconsistent with those originally contemplated by the employment agreement, (ii) a reduction in base salary (excluding “across the board” reductions for all senior executives), (iii) breach of the employment agreement by the Company, (iv) purported termination for Cause by the Company not in compliance with the agreement, (v) in the case of assignment of the employment agreement by the Company, failure of the Company to obtain from such assign an agreement to assume and agree to perform under the employment agreement, and (vi) relocation of Ms. Hunter to an office outside the Phoenix metropolitan area. Ms. Hunter may also voluntarily terminate the employment agreement by 90-day prior written notice to the Company.

The employment agreement may terminate upon a Change in Control of the Company (as defined in the employment agreement), including (i) an acquisition by any person of more than 35% of the voting shares of the Company, (ii) a change in more than 1/3 of the members of the Board, or (iii) the consummation of a merger, consolidation, reorganization, liquidation or dissolution, or sale of all or substantially all of the assets of the Company.

Upon termination by the Company for Cause, death or disability, or upon voluntary termination by Ms. Hunter other than for Good Reason, Ms. Hunter or her estate is entitled to any Accrued Compensation (as defined in the employment agreement) and, in the case of death or disability, a prorated amount of her cash bonus (determined by the average cash bonus amount paid in the preceding two years). Upon (i) termination by Ms. Hunter for Good Reason, (ii) termination by the Company without Cause, or (iii) termination within one year of a Change in Control of the Company, Ms. Hunter is entitled to any Accrued Compensation plus a lump-sum severance payment of an amount equal to (a) in the case of Good Reason or without Cause, one times the sum of her then-current annual base salary and the Payment Amount (defined in the employment agreement as 75% of her annual base salary in effect in the year in which termination occurs), and (b) in the case of a Change in Control and termination within one year thereafter, two times the sum of her then current annual base salary and the Payment Amount. In addition, the Company will continue to pay certain health insurance amounts for Ms. Hunter and her dependents for a period of up to 24 months. Upon a Change in Control or a termination of employment (not including termination by the Company for Cause or voluntary termination by Ms. Hunter for other than Good Reason), her equity-based compensation awards shall vest in certain circumstances.

The employment agreement also provides that Ms. Hunter will not solicit employees or customers of the Company during her employment or within two years of the termination of her employment.

None of the above-described employment agreements with our NEOs include gross-ups for excise or income taxes for payments received in the event of a Change in Control of the Company.

We have entered into other agreements with key employees. These agreements are terminable at will, with or without cause, and provide that the employee will not (i) compete with the Company for a period, ranging from six months to two years, after termination of employment, or (ii) disclose confidential information of a proprietary nature to third parties. We have also entered into employment agreements with several of our key officers.

Potential Payments upon Termination or Change in Control

Each of our NEOs is entitled to receive severance payments if terminated without Cause, for Good Reason or within one year of a Change in Control. Cause, Good Reason and Change in Control are defined in each respective employment agreement as described in this Proxy Statement under the caption “— Employment Agreements” above.

Under the terms of each of the employment agreements, assuming the employment of each of our NEOs was to be terminated as of December 31, 2013, such officers would be entitled to the following payments and benefits:

•	accrued Rights or Compensation (each as defined in the respective employment agreement);

•

in the event of termination without Cause or for Good Reason: for Mr. Olsson, a continuance of his base salary for a period of twenty-four months following the termination date; for Mr. Funk, a lump sum payment equal to the sum of his then-current base salary plus his base salary in the year of termination, for Mr. Hobson, a lump sum payment equal to the sum of his then-current base salary plus 75% of his base salary in the year of termination; for Mr. Miner, a lump sum payment equal to the sum of his then-current base salary plus 60% of his base salary in the year of termination; for Ms. Hunter, a lump sum payment equal to the sum of her then-current base salary plus 75% of her base salary in the year of termination; in each case, to be paid by the Company under the terms of each employment agreement;

•

in the event of termination within one year of a Change in Control: for Mr. Olsson, a lump sum payment equal to two times the sum of his then-current base salary plus the target bonus amount for such period; for Mr. Funk, a lump sum payment equal to two times the sum of his then-current base salary plus his base salary in the year of termination; for Mr. Hobson, a lump sum payment equal to two times the sum of his then-current base salary plus 75% of his base salary in the year of termination; for Mr. Miner, a lump sum payment equal to two times the sum of his then-current base salary plus 60% of his base salary in the year of termination; for Ms. Hunter, a lump sum payment equal to two times the sum of her then-current base salary plus 75% of her base salary in the year of termination; in each case, to be paid by the Company under the terms of each employment agreement;

•

in the event of termination without Cause or for Good Reason: continued payment by the Company, for a period of 12 months, of the same proportion of life insurance, disability, medical and dental insurance premiums and hospitalization benefits that was paid for by the Company prior to termination and 24 months in the case of Mr. Olsson;

•

in the event of termination within one year of a Change in Control: continued payment by the Company, for a period of 24 months, of the same proportion of life insurance, disability, medical and dental insurance premiums and hospitalization benefits that was paid for by the Company prior to termination;

•	unvested time-based restricted stock awards accelerate and vest as referenced in the table below; and

•	unvested time-based stock options (including performance-based stock options) become vested and immediately exercisable as referenced in the table below.

The following tables show the estimated benefits payable upon a hypothetical termination of employment of the following NEOs under these termination scenarios as of December 31, 2013:

Termination Without Cause or for Good Reason	Accrued Compensation ($) (1)	Lump Sum Termination Payment ($)	Life and Health Benefits ($)	Equity Value of Accelerated Restricted Stock Awards ($) (2)	Equity Value of Accelerated Stock Option Awards ($) (3)	Total ($)
Erik Olsson(4)	938,594	2,000,000	22,944	—	—	2,961,538
Mark E. Funk	460,562	768,334	5,376	1,267,973	2,340,730	4,842,975
Phillip H. Hobson	271,264	700,000	12,396	597,439	450,845	2,031,944
Ruth L. Hunter	145,766	568,750	8,652	305,597	73,575	1,102,340
Christopher J. Miner	233,411	464,000	11,976	312,597	517,383	1,539,367

Termination Within One Year of Change in Control	Accrued Compensation ($) (1)	Lump Sum Termination Payment ($)	Life and Health Benefits ($)	Equity Value of Accelerated Restricted Stock Awards ($) (2)	Equity Value of Accelerated Stock Option Awards ($) (3)	Total ($)
Erik Olsson	938,594	4,000,000	22,944	1,092,505	19,460,000	25,514,043
Mark E. Funk	460,562	1,536,668	10,752	1,267,973	2,340,730	5,616,685
Phillip H. Hobson	271,264	1,400,000	24,792	597,439	450,845	2,744,340
Ruth L. Hunter	145,766	1,137,500	17,304	305,597	73,575	1,679,742
Christopher J. Miner	233,411	928,000	23,952	312,597	517,383	2,015,343

(1)	This amount includes the non-equity incentive earned for the fiscal year 2013, but unpaid at December 31, 2013, and is included in the “2013 Summary Compensation Table” under column (g) plus earned but unused vacation allotment. At any given time this will be an amount, if any, that has been earned but unpaid at the time of the event.

(2)	This calculation is based on the closing price of our common stock of $41.18 on December 31, 2013.

(3)	This calculation is based on the closing price of our common stock of $41.18 on December 31, 2013 and calculated using the positive spread between the option grant price and the closing price of our common stock multiplied by the number of shares underlying the applicable stock option awards.

(4)	Executive will receive the continuation of his base salary for a period of 24 months, in lieu of a lump sum payment.

OTHER COMPENSATION POLICIES

DEDUCTIBILITY OF EXECUTIVE COMPENSATION

The Committee reviews and considers the deductibility of executive compensation under Section 162(m) of the Internal Revenue Code, which provides that the Company may not deduct compensation of more than $1 million that is paid to certain individuals. The Company believes that compensation paid under the executive bonus plan to the NEOs is fully deductible (except for certain subjective bonus amounts paid in years prior to 2007, which may not be deductible under certain circumstances), because the amount of base salary and discretionary bonus amount paid to any executive did not exceed $1 million.

ACCOUNTING FOR STOCK-BASED COMPENSATION

Beginning on January 1, 2006, the Company began accounting for stock-based payments, including awards under the 2006 Equity Incentive Plan in accordance with the requirements of ASC Topic 718.

DERIVATIVES TRADING

Executive officers, including the NEOs, may not purchase or sell options on Mobile Mini common stock, or engage in short sales of Mobile Mini common stock. Also, trading by executive officers in puts, calls, straddles, equity swaps, or other derivative securities that are directly linked to Mobile Mini common stock (sometimes referred to as “hedging”) is prohibited. These provisions also apply to our non-employee Directors.

COMPENSATION TABLES

The following table sets forth information concerning the compensation earned during the fiscal years ended December 31, 2011, 2012 and 2013, as applicable, by each individual who served in 2013 as our Chief Executive Officer (including Interim Co-Chief Executive Officers), our Chief Financial Officer, our other three most highly-compensated executive officers who were serving as executive officers at December 31, 2013, and our two former executive officers.

2013 SUMMARY COMPENSATION TABLE

Name and Principal Position (a)	Year (b)	Salary ($) (c)	Stock Awards ($) (1) (2) (e)	Option Awards ($) (3) (f)	Non-Equity Incentive Plan Compensation ($) (4) (g)	All Other Compensation ($) (i)		Total ($) (j)
Erik Olsson* Chief Executive Officer, President	2013	791,781	1,500,006	20,886,950	888,563	5,909	(7)	24,073,209
Frederick G. McNamee, III(5) Former Interim Co-Chief Executive Officer	2013	—	82,472	—	—	129,973		212,445
Lawrence Trachtenberg(6) Former Interim Co-Chief Executive Officer	2012	—	82,496	—	—	64,450		146,946
	2013	—	82,472	—	—	116,973		199,445
	2012	—	82,496	—	—	53,950		136,446
Mark E. Funk Executive Vice President, Chief Financial Officer	2013	384,167	574,121	959,117	431,017	7,377	(8)	2,355,799
	2012	372,893	—	—	360,181	7,200	(8)	740,274
	2011	362,032	400,758	452,285	169,723	7,200	(8)	1,391,998
Phillip H. Hobson* Executive Vice President, Operations	2013	296,986	399,986	400,006	249,972	196	(9)	1,347,146
Ruth L. Hunter* Senior Vice President, Sales and Marketing	2013	81,918	278,584	289,454	140,000	3,420	(10)	793,376
Deborah K. Keeley Former Senior Vice President, Chief Accounting Officer	2013	151,378	232,918	389,091	—	703,654	(11)	1,477,041
	2012	216,305	—	—	125,359	2,200	(11)	343,864
	2011	210,005	162,567	183,478	59,071	3,655	(11)	618,776
Jody E. Miller Former Executive Vice President, Chief Operating Officer	2013	110,055	—	—	—	156,956	(12)	267,011
	2012	325,000	—	—	219,745	41,116	(12)	585,861
	2011	272,538	173,651	195,974	89,438	46,655	(12)	778,256
Christopher J. Miner	2013	290,000	153,491	256,422	211,536	1,209	(13)	912,658
Senior Vice President, General Counsel	2012	278,486	—	—	134,496	—		412,982
	2011	270,375	90,959	102,656	38,026	—		502,016

*	Mr. Olsson joined the Company on March 18, 2013 as our Chief Executive Officer and President. Mr. Hobson joined the Company on April 11, 2013 as our Executive Vice President of Operations. Ms. Hunter joined the Company on October 1, 2013 as our Senior Vice President of Sales and Marketing.

(1)	In 2012, our Compensation Committee awarded equity grants to certain of our employees, under our 2006 Equity Incentive Plan, excluding NEOs, whose equity grants were made in 2013. The Compensation Committee approved grants of long-term equity incentive compensation for performance year 2011 in December 2010, and for performance year 2012 in December 2011. Thus, pursuant to SEC rules, stock award amounts for 2011 include stock awards granted in that year for performance in the next fiscal year.

(2)

Amounts reflect the aggregate grant date fair value of all stock awards computed in accordance with FASB ASC Topic 718. The value of stock awards included in this column represent the aggregate fair market value of the grants calculated by the number of shares granted times the market value of our common stock on the date of the award or in the case of performance-based stock awards the date the award was approved by the Compensation Committee. Performance-based shares awarded are evaluated based upon the probable outcome of the performance conditions being achieved and valued accordingly. If estimates of the probable outcome of the performance conditions change, up to the full aggregate fair values could vest. The ultimate value received by an executive, if any, of a non-vested share award will depend on the share price of our common stock on the date an executive sells those shares once the restrictions are removed. The Company currently believes the performance measures of all future performance targets will be achieved. The 2013 grant date fair value for Mr. Olsson was $28.27 per share, for Mr. Hobson was $27.57 per share, for Ms. Hunter was $37.54 per share and for Messrs. Funk and Miner and Ms. Keeley was $28.83 per share. The 2013 grant date fair value granted to Messrs. McNamee and Trachtenberg, as Director compensation, was $35.32 per share. The 2012 grant date fair value granted to Messrs. McNamee and Trachtenberg, as Director compensation, was $13.83 per share. The 2011 grant date fair value granted to the NEOs was $18.17 per share for non-performance-based stock awards.

(3)	Amounts reflect the aggregate grant date fair value of option awards computed in accordance with FASB ASC Topic 718 and are not necessarily an indication of targeted compensation value of each grant on the date of such grant. The fair value of each option grant is estimated based on the fair market value on the date of grant and using the Black-Scholes option valuation model. For a more detailed discussion on the valuation model and assumptions used to calculate the fair value of our options, refer to the notes to the consolidated financial statements contained in our Annual Report on Form 10-K filed with the SEC on February 14, 2014.

(4)	Non-Equity Incentive Plan Compensation includes performance awards earned under our annual incentive bonus plan and paid in the following year for the performance earned in the year shown.

(5)	Mr. McNamee stepped down as Interim Co-Chief Executive Officer upon the appointment of Mr. Olsson as our Chief Executive Officer and President. 2013 includes compensation of $56,000 for fees earned and $82,472 in stock awards as a Director and $73,973 compensation as Interim Co-Chief Executive Officer. 2012 includes compensation of $58,200 for fees earned and $82,496 in stock awards as a Director, and $6,250 compensation as Interim Co-Chief Executive Officer.

(6)	Mr. Trachtenberg stepped down as Interim Co-Chief Executive Officer upon the appointment of Mr. Olsson as our Chief Executive Officer and President. 2013 includes compensation of $43,000 for fees earned and $82,472 in stock awards as a Director and $73,973 compensation as Interim Co-Chief Executive Officer. 2012 includes compensation of $45,700 for fees earned and $82,496 in stock awards as a Director, $6,250 compensation as Interim Co-Chief Executive Officer and $2,000 as a non-officer employee.

(7)	2013 includes auto allowance of $5,700 and miscellaneous expenses of $209.

(8)	2013 includes auto allowance of $7,200 and miscellaneous expenses of $177. 2012 and 2011 include auto allowances of $7,200.

(9)	2012 includes miscellaneous expenses of $196.

(10)	2013 includes $3,246 relocation expenses and miscellaneous expenses of $174.

(11)	2013 includes matching contributions under the 401(k) Plan of $1,000, severance payment of $323,051 and accelerated equity grants of $379,603. 2012 includes matching contributions under the 401(k) Plan of $1,000 and miscellaneous expenses of $1,200. 2011 includes payment under a non-compete agreement of $2,500 and miscellaneous expenses of $1,155.

(12)	2013 includes auto allowance of $2,700, matching contributions under the 401(k) Plan of $1,000, travel and related expenses of $13,256 and severance of $140,000. 2012 includes auto allowance of $7,800, matching contributions under the 401(k) Plan of $1,000 and travel and related expenses of $32,316. 2011 includes leased auto and related expenses of $14,532.

(13)	2013 includes matching contributions under the 401(k) Plan of $1,000 and miscellaneous expenses of $209.

2013 GRANTS OF PLAN-BASED AWARDS

During 2013, the Company issued the Chief Executive Officer and the other NEOs equity grants awards. Messrs. McNamee and Trachtenberg were each granted 2,335 stock awards in connection with their service as Directors, which vested on August 1, 2013.

In addition, on December 10, 2013 our Compensation Committee approved a bonus plan for the fiscal year ending December 31, 2014 under which we may pay non-equity incentive compensation to our NEOs. These amounts are included below.

The following table sets forth certain information regarding grants of plan-based awards during 2013 to our NEOs.

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payout Under Equity Incentive Plan Awards(2)			All Other Stock Awards: Number of Shares or Stock or Units (#) (i)(3)	All Other Option Awards: Number of Securities Underlying Options (#) (j)(4)	Exercise or Base Price of Option Awards ($/Share) (k)	Grant Date Fair Value of Stock and Option Awards ($)(l)
Name (a)	Grant Date (b)	Threshold ($)(c)	Target ($)(d)	Maximum ($)(e)	Threshold (#)(f)	Target (#)(g)	Maximum (#)(h)
Erik Olsson(1)	3/18/13				339,333	1,000,000	1,000,000	—	—	—	11,307,200
Erik Olsson(1)	3/18/13								500,000	32.51	5,048,450
Erik Olsson(1)	3/18/13								500,000	36.75	4,531,300
Erik Olsson	3/18/13	10,000	1,000,000	2,000,000	6,633	26,530	26,530	26,530		28.27	1,500,006
Frederick G. McNamee, III	8/01/13	—	—	—	—	—	—	2,335	—	—	82,472
Lawrence Trachtenberg	8/01/13	—	—	—	—	—	—	2,335	—	—	82,472
Mark E. Funk	3/15/13	3,000	300,000	600,000	27,681	83,044	83,044	19,914	—	28.83	1,533,238
Phillip H. Hobson	4/08/13	3,000	300,000	600,000	11,042	33,126	33,126	14,508	—	27.57	799,992
Ruth L. Hunter	12/10/13	2,438	243,750	487,500	6,738	20,213	20,213	7,421	—	37.54	568,039
Deborah K. Keeley	3/15/13	—	—	—	11,230	33,689	33,689	8,079	—	28.83	622,009
Jody E. Miller	n/a	—	—	—	—	—	—	—	—	—	—
Christopher J. Miner	3/15/13	2,175	217,500	435,000	7,401	22,202	22,202	5,324	—	28.83	409,913

Unless otherwise indicated, all other stock awards and option awards were granted under the Company’s 2006 Equity Incentive Plan.

(1)	Reflects shares subject to an outstanding stock option agreement awarded as a non-plan based inducement grant in connection with the hiring of Mr. Olsson as the Company’s President and Chief Executive Officer.

(2)	Mr. Olsson was granted performance-based stock awards and option awards and the other NEOs were granted performance-based option awards. Performance-based stock awards vest in four equal annual installments and performance based option awards vest in three equal annual installments. Vesting is subject to the Company achieving performance targets established by the Compensation Committee for the performance period 2013 to 2015 fiscal years. See the disclosure under the subheading “Equity-Based Incentives” in the “Compensation Discussion and Analysis” section of this Proxy Statement for a discussion of these performance awards.

(3)	Stock awards, granted on March 15, 2013, vest in four equal annual installments, with the first installment vesting three months prior to the anniversary of the award grant date. The remaining NEO’s 2013 grants vest on the anniversary of the award date. Vesting is contingent upon the executive’s continued service with the Company through each vesting period.

(4)	Option awards vest in three equal annual installments, with the first installment vesting on the anniversary of the award grant date, contingent upon the executive’s continued service with the Company through each vesting period.

2013 OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

The following table discloses certain information regarding all outstanding equity awards at for each of our NEOs named in the 2013 Summary Compensation Table as of December 31, 2013. Some values contained in the table below have not been, and may never be, realized. The options might never be exercised and the value, if any, will depend on the share price on the exercise date. In addition, the awards of restricted stock are subject to forfeiture and the value, if any, will depend on the share price on the date an executive sells those shares once the restrictions are removed.

	Option Awards					Stock Awards
Name (a)	Number of Securities Underlying Unexercised Options Exercisable (#) (b)	Number of Securities Underlying Unexercised Options Unexercisable (#)(1) (c)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#) (2) (d)	Option Exercise Price ($) (e)	Option Expiration Date (f)	Number of Shares or Units of Stock That Have Not Vested (#)(3) (g)	Market Value of Shares or Units of Stock That Have Not Vested ($)(4) (h)	Equity Incentive Plan Awards: Number of Unearned Share, Units or Other Rights That Have Not Vested (#)(5) (i)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Share, Units or Other Rights That Have Not Vested ($)(4) (j)
Erik Olsson
2013	—	—	1,000,000	28.27	3/18/2023	26,530	1,092,505	26,530	1,092,505
2013	—	500,000	—	32.51	3/18/2023	—	—	—	—
2013	—	500,000	—	36.75	3/18/2023	—	—	—	—
Frederick G. McNamee,III	—	—	—	—	—	—	—	—	—
Lawrence Trachtenberg	—	—	—	—	—	—	—	—	—
Mark E. Funk
2010	43,460	14,486	—	19.76	12/16/2020	4,828	198,817	11,948	492,019
2011	22,497	—	43,670	18.17	12/27/2021	11,028	454,133	—	—
2013	—	—	83,044	28.83	3/15/2023	14,935	615,023	—	—
Phillip H. Hobson
2013	—	—	33,126	27.57	4/08/2023	14,508	597,439	—	—
Ruth L. Hunter
2013	—	—	20,213	37.54	12/10/2023	7,421	305,597	—	—
Deborah K. Keeley(6)
2010	—	—	—	—	—	—	—	4,847	199,599
Jody E. Miller	—	—	—	—	—	—	—	—	—
Christopher J. Miner
2010	9,864	3,288	—	19.76	12/16/2020	1,096	45,133	2,712	111,680
2011	7,510	7,508	—	18.17	12/27/2021	2,502	103,032	—	—
2013	—	—	22,202	28.83	3/15/2023	3,993	164,432	—	—

All option awards are granted ten years prior to the corresponding option expiration date.

(1)	Erik Olsson’s options awarded in 2013 vest in three equal annual installments with the first installment vesting on the first anniversary of the award grant date and annually thereafter. Options awarded in 2011 vest in four equal annual installments with the first installment vesting one month prior to the anniversary of the award grant date and annually thereafter. Options awarded in 2010 vest in four equal annual installments with the first installment vesting on the first anniversary of the award grant date and annually thereafter.

(2)	Performance-based options awarded in 2013 and 2011 vest over three years, subject to the Company achieving performance-based targets established by the Compensation Committee. See “Compensation Discussion and Analysis” set forth elsewhere herein for a description of the performance-based targets.

(3)	Shares awarded to the Chief Executive Officer and certain NEOs in 2013 vest in four equal installments with the first installment vesting on the first anniversary of the award grant date and annually thereafter. For the other NEOs, whose grant date was in March 2013, their shares vest in four equal installments, with the first installment vesting three months prior to the anniversary of the award date grant and annually thereafter. Shares awarded in 2011 vest in four equal annual installments, with the first installment vesting one month prior to the anniversary of the award grant date and annually thereafter. Shares awarded in 2010 vest in four equal annual installments, with the first installment vesting on the first anniversary of the award grant date and annually thereafter.

(4)	Amounts represent the product of the closing price of our common stock on December 31, 2013 of $41.18, multiplied by the number of unvested shares.

(5)	All shares vest in four equal annual installments subject to the Company achieving performance-based targets established by the Compensation Committee. See “Compensation Discussion and Analysis” set forth elsewhere herein for a description of the performance-based targets.

(6)	Excludes 63,157 shares acquired on exercise of option awards, with a value of $977,630, and 21,148 shares acquired on vesting of stock awards, with a value of $650,000 that accelerated and vested at September 6, 2013 in accordance with the terms of Ms. Keeley’s Separation Agreement.

2013 OPTION EXERCISES AND STOCK VESTED

The following table sets forth certain information regarding the exercise by our NEOs or vesting of equity awards held by such NEOs during 2013 and the amount realized on such exercise or vesting for each NEO.

		Option Awards		Stock Awards
Name (a)		Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($) (1)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($) (2)
Erik Olsson	2013	—	—	—	—
Frederick G. McNamee, III(4)	2013	—	—	2,335	82,472
Lawrence Trachtenberg(4)	2013	—	—	2,335	82,472
Mark E. Funk(3)	2013	—	—	21,340	826,990
Phillip H. Hobson	2013	—	—	—	—
Ruth L. Hunter	2013	—	—	—	—
Deborah K. Keeley(5)	2013	84,038	1,155,649	21,148	650,090
Jody E. Miller	2013	22,302	159,925	—	—
Christopher J. Miner(6)	2013	—	—	5,045	195,509

(1)	Amounts are computed using the difference between the market price of the underlying securities on the date of exercise and the exercise price of the option awards.

(2)	Amounts are equal to the closing price of our common stock on the NASDAQ Stock Market on the vesting date multiplied by the number of shares vested.

(3)	Includes 7,934 shares of common stock the Company acquired to satisfy minimum tax withholding obligations.

(4)	The stock awards were for 2013 services as Directors and not as NEOs.

(5)	Excludes 63,157 shares acquired on exercise of option awards, with a value of $977,630, and 21,148 shares acquired on vesting of stock awards, with a value of $650,090 that accelerated and vested at September 6, 2013 in accordance with the terms of Ms. Keeley’s Separation Agreement.

(6)	Includes 1,596 shares of common stock the Company acquired to satisfy minimum tax withholding obligations.

2013 PENSION BENEFITS

We do not offer any pension benefits for any of our employees.

2013 NONQUALIFIED DEFERRED COMPENSATION

We do not provide for any nonqualified deferred compensation for any of our employees.

2013 DIRECTOR COMPENSATION

Information regarding our non-employee Director compensation can be found under “Compensation of Non-Employee Directors” on page 15.

REQUIREMENTS, INCLUDING DEADLINES FOR SUBMISSION OF STOCKHOLDER PROPOSALS AND NOMINEES

Stockholders who, in accordance with Rule 14a-8 under the Exchange Act (“SEC Rule 14a-8”), wish to present proposals for inclusion in the proxy materials to be distributed in connection with our proxy statement for the 2015 annual meeting of stockholders (“2015 Annual Meeting”) must submit their proposals, along with proof of ownership of our stock in accordance with Rule 14-8(6)(2), to our Corporate Secretary at our principal executive offices no later than the close of business on November 21, 2014 (120 days prior to the anniversary of this year’s mailing date). As the rules of the SEC make clear, simply submitting a proposal does not guarantee that it will be included.

Under our Bylaws, in order to be properly brought before the 2015 Annual Meeting, a stockholder’s notice of a matter the stockholder wishes to present (other than a matter brought pursuant to SEC Rule 14a-8), or the person or persons the stockholder wishes to nominate as a Director, must be delivered to our Corporate Secretary at our principal executive offices not less than 90 nor more than 120 days before the date of the 2015 Annual Meeting. If the 2015 Annual Meeting is held more than 30 days before or after the first anniversary of the date of this Annual Meeting, the stockholder must submit notice of any such nomination and of any such proposal that is not made pursuant to SEC Rule 14a-8 by the later of the 90th day prior to the 2015 Annual Meeting or the 10th day following the date on which public announcement of the date of such meeting is first made. We intend to hold our 2015 Annual Meeting in April 2015. As a result, if, for example, we hold our 2015 Annual Meeting on April 30, 2015, any notice given by a stockholder pursuant to these provisions of our Bylaws (and not pursuant to the SEC Rule 14a-8) must be received no earlier than December 31, 2014, and no later than January 30, 2015.

To be in proper form, a stockholder’s notice must include the specified information concerning the proposal or nominee as described in our Bylaws. A stockholder who wishes to submit a proposal or nomination is encouraged to seek independent counsel regarding our Bylaw and the SEC requirements. Mobile Mini will not consider any proposal or nomination that does not meet the Bylaws and SEC requirements for submitting a proposal or nomination.

Notices of intention to present proposals at our 2015 Annual Meeting must be addressed to our Corporate Secretary at the address set forth on the first page of this Proxy Statement. We reserve the right to reject, rule out of order, or take other appropriate action with respect to any proposal that does not comply with these and other applicable requirements.

ANNUAL REPORT

Our 2013 Annual Report is available electronically and will be mailed to requesting stockholders. The 2013 Annual Report is not incorporated into this Proxy Statement and is not to be considered to be a part of our proxy solicitation materials.

Upon request, we will provide, without charge to each stockholder of record as of the record date specified on the first page of this Proxy Statement, a copy of our Annual Report on Form 10-K for the year ended December 31, 2013 as filed with the SEC. Any exhibits listed in the Annual Report on Form 10-K will also be furnished upon request at the actual expense we incur in furnishing such exhibits. Any such requests should be directed to our Corporate Secretary at our executive offices set forth on the first page of this Proxy Statement.

OTHER BUSINESS

As of the date of this Proxy Statement, our Board knows of no matters, other than the proposals presented above, to be submitted to the Annual Meeting. If any other matters properly come before the meeting, it is the intention of the persons named in the proxy card enclosed with this Proxy Statement to vote the shares they represent as the Board may recommend.

Tempe, Arizona

Dated: March 21, 2014

VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS

If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:	KEEP THIS PORTION FOR YOUR RECORDS
DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

The Board of Directors recommends you vote FOR the following:

1.	Election of Directors
	Nominees			For	Against	Abstain

01	Michael L. Watts			☐	☐	☐

02	Erik Olsson			☐	☐	☐

The Board of Directors recommends you vote FOR proposals 2 and 3:				For	Against	Abstain

2.	Ratification of the retention of KPMG LLP as the Company’s Independent Registered Public Accounting Firm for the year ending December 31, 2014.			☐	☐	☐

3.	Advisory vote on executive compensation.			☐	☐	☐

NOTE: When properly executed, this proxy will be voted as directed. If no direction is given, the proxies will vote for each of the listed nominees in proposal 1 and for proposals 2 and 3. If any other matters properly come before the meeting, the proxies will vote as the Board may recommend.

For address change/comments, mark here. ☐ (see reverse for instructions)

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]		Date	Signature (Joint Owners)		Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice & Proxy Statement, Form 10-K is/are available at www.proxyvote.com.

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PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS FOR 2014 ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON APRIL 30, 2014

The undersigned appoints Erik Olsson and Mark E. Funk, and each of them, as proxies, each with full power of substitution, on behalf and in the name of the undersigned, to represent the undersigned at the 2014 Annual Meeting of Stockholders of MOBILE MINI, INC. (“Mobile Mini”) to be held on April 30, 2014 (and at any adjournment or postponement thereof), and authorizes them to vote at such meeting (as designated on the reverse side of this form) all the shares of common stock of Mobile Mini held of record by the undersigned on March 7, 2014.

IF NO OTHER INDICATION IS MADE ON THE REVERSE SIDE OF THIS FORM, THE PROXIES WILL VOTE FOR EACH OF THE LISTED BOARD NOMINEES IN PROPOSAL 1 AND FOR PROPOSALS 2, AND 3. IF ANY OTHER MATTERS PROPERLY COME BEFORE THE MEETING, THE PROXIES WILL VOTE AS THE BOARD MAY RECOMMEND.

Address change/comments:

(If you noted any Address Changes and/or Comments above, please mark corresponding box on the reverse side.)
See reverse for voting instructions